Information Concerning Forward-Looking Statements
All statements made in this Current Report on Form 8-K, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; demand for and market acceptance of new and existing products; our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations; our ability to effectively execute our restructuring programs; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates and interest rates; difficulties entering new markets; and general economic conditions. For a further discussion of the risks that our business is subject to, see “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006. We expressly disclaim any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by us.
ITEM 6. SELECTED FINANCIAL DATA

	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share)
Statement of Income Data:
Revenues (1)	$2,514,886	$2,387,613	$2,271,992	$1,956,808	$1,743,345
Income from continuing operations before interest, taxes and minority interest	$244,251	$241,601	$138,011	$194,944	$198,841
Income from continuing operations	$133,414	$134,195	$70,378	$113,216	$114,976
Per Share Data:
Income from continuing operations – basic	$3.36	$3.31	$1.75	$2.86	$2.93
Income from continuing operations – diluted	$3.34	$3.28	$1.74	$2.83	$2.89
Cash dividends	$1.105	$0.97	$0.86	$0.78	$0.71
Balance Sheet Data:
Total assets	$2,361,437	$2,403,048	$2,691,734	$2,144,745	$1,844,496
Long-term borrowings, less current portion	$487,370	$505,272	$685,912	$229,634	$240,038
Shareholders’ equity	$1,189,421	$1,142,074	$1,109,733	$1,062,302	$912,281
Statement of Cash Flows Data:
Net cash provided by operating activities from continuing operations	$322,725	$325,410	$230,183	$223,899	$184,256
Net cash provided by (used in) financing activities from continuing operations	$(250,105)	$(258,924)	$260,293	$(33,643)	$(87,925)
Net cash provided by (used in) investing activities from continuing operations	$(94,737)	$60,762	$(458,544)	$(154,028)	$(115,896)
Free cash flow (2)	$221,072	$228,613	$146,051	$122,244	$86,545

Certain reclassifications have been made to the prior years’ selected financial data to conform to current year presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

(1)	Amounts exclude the impact of certain businesses sold or discontinued, which have been presented in our consolidated financial results as discontinued operations. See Note 16 to the Consolidated Financial Statements for further information.

(2)	Free cash flow is calculated by reducing operating cash flow by capital expenditures and dividends. Free cash flow may be considered a non-GAAP financial measure. We use this financial measure for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. This financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. This financial measure reflects an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the accompanying reconciliation to the corresponding GAAP financial measure, provides a more complete understanding of factors and trends affecting our business. Management believes that free cash flow is a useful measure to investors because it provides an indication of the amount of our cash flow currently available to support our ongoing operations. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. The following is a reconciliation of free cash flow to the nearest GAAP measure as required under Securities and Exchange Commission rules.

	2006	2005	2004	2003	2002
	(Dollars in thousands)
Free cash flow	$221,072	$228,613	$146,051	$122,244	$86,545
Capital expenditures	57,557	57,477	49,557	70,774	69,850
Dividends	44,096	39,320	34,575	30,881	27,861

Net cash provided by operating activities from continuing operations	$322,725	$325,410	$230,183	$223,899	$184,256

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     We are focused on achieving consistent and sustainable growth through the continued development of our core businesses and carefully selected acquisitions. Our internal growth initiatives include the development of new products, moving existing products into market adjacencies in which we already participate with other products and the expansion of market share. Our core revenue growth in 2006 as compared to 2005, excluding the impacts of currency, acquisitions and divestitures, was 5%. Core growth was strongest in our Aerospace Segment, which grew 9%, and weakest in our Medical Segment, which grew 3% year over year.
     Segment operating profit increased 9% in 2006 due primarily to cost and productivity improvements in our Aerospace and Medical segments, offset, in part, by a decline in our Commercial Segment margins.
     On July 25, 2005, our Board of Directors authorized the repurchase of up to $140 million of our outstanding common stock over twelve months ended July 2006. In June 2006, our Board of Directors extended for an additional six months, until January 2007, its authorization for the repurchase of shares. Under the approved plan, we repurchased a total of 2,317,347 shares on the open market during 2005 and 2006 for an aggregate purchase price of $140.0 million, and aggregate fees and commissions of $0.1 million, with 1,627,247 shares repurchased during 2006 for an aggregate purchase price of $93.5 million, and aggregate fees and commissions of $0.1 million.
     In November 2006, we acquired Taut, Inc., or Taut, a producer of instruments and devices for minimally invasive surgical procedures, particularly laparoscopic surgery, for $28.0 million. The results for Taut are included in our Medical Segment. Also in November 2006, we acquired Ecotrans Technologies, Inc., or Ecotrans, a leading supplier of locomotive anti-idling and emissions reduction solutions for the railroad industry, for $10.1 million. The results for Ecotrans are included in our Commercial Segment.
     On June 29, 2007, the Company completed the sale of Teleflex Aerospace Manufacturing Group (“TAMG”), a precision-machined components business in its Aerospace Segment for approximately $135.0 million, and recognized a gain of approximately $48.8 million, net of taxes of approximately $26.7 million. For financial statement purposes, the results of operations and cash flows of this business have been segregated from those of continuing operations and are presented in the Company’s consolidated financial statements as discontinued operations.
Critical Accounting Estimates
     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
     We have identified the following as critical accounting estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions and conditions.
   Inventory Utilization
     Inventories are valued at the lower of cost or market. Inherent in this valuation are significant management judgments and estimates concerning excess inventory and obsolescence rates. Based upon these judgments and estimates, we record a reserve to adjust the carrying amount of our inventories. We regularly compare inventory quantities on hand against historical usage or forecasts related to specific items in order to evaluate obsolescence and excessive quantities. In assessing historical usage, we also qualitatively assess business trends to evaluate the reasonableness of using historical information as an estimate of future usage. Our inventory reserve was $46.6 million and $44.6 million at December 31, 2006 and December 25, 2005, respectively.
   Accounting for Long-Lived Assets and Investments
     The ability to realize long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow projections. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

   Accounting for Goodwill and Other Intangible Assets
     In accordance with SFAS No. 142, we perform an annual impairment test of our recorded goodwill. In addition, we test our other indefinite-lived intangible assets for impairment. These impairment tests can be significantly altered by estimates of future performance, long-term discount rates and market price valuation multiples. These estimates will likely change over time. Many of our businesses operate in cyclical industries and the valuation of these businesses can be expected to fluctuate as a result of this cyclicality. Goodwill and other intangible assets totaled $725.8 million and $712.0 million at December 31, 2006 and December 25, 2005, respectively.
   Accounting for Pensions and Other Postretirement Benefits
     We provide a range of benefits to eligible employees and retired employees, including pensions and postretirement healthcare. Several statistical and other factors which are designed to project future events are used in calculating the expense and liability related to these plans. These factors include actuarial assumptions about discount rates, expected rates of return on plan assets, compensation increases, turnover rates and healthcare cost trend rates. We review the actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate.
     Significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement obligations and our future expense. A 50 basis point increase in the assumed discount rate would have decreased the total net periodic pension and postretirement healthcare expense for 2006 by approximately $1.8 million and would have decreased the projected benefit obligation at December 31, 2006 by approximately $17.9 million. A 50 basis point decrease in the assumed discount rate would have increased these amounts by approximately $2.0 million and $19.7 million, respectively. A 50 basis point change in the expected return on plan assets would have impacted 2006 annual pension expense by approximately $0.7 million. A 1.0% increase in the assumed healthcare trend rate would have increased the 2006 benefit expense by approximately $0.3 million and would have increased the projected benefit obligation by approximately $2.7 million. A 1.0% decrease in the assumed healthcare trend rate would have decreased the 2006 benefit expense by approximately $0.1 million and would have decreased the projected benefit obligation by approximately $2.3 million.
   Accounting for Restructuring Costs
     Restructuring costs, which include termination benefits, contract termination costs and other restructuring costs, are recorded at estimated fair value. Key assumptions in calculating the restructuring costs include the terms that may be negotiated to exit certain contractual obligations and the timing of employees leaving the company.
   Accounting for Allowance for Doubtful Accounts
     An allowance for doubtful accounts is maintained for which the collection of the full amount of accounts receivable is doubtful. The allowance is based on our historical experience, the period an account is outstanding, the financial position of the customer and information provided by credit rating services. We review the allowance periodically and adjust it as necessary. Our allowance for doubtful accounts was $10.1 million at both December 31, 2006 and December 25, 2005.
   Product Warranty Liability
     Most of our sales are covered by warranty provisions for the repair or replacement of qualifying defective items for a specified period after the time of the sales. We estimate our warranty costs and liability based on a number of factors including historical trends of units sold, the status of existing claims, recall programs and communication with customers. Our estimated product warranty liability was $14.1 million and $14.2 million at December 31, 2006 and December 25, 2005, respectively.
   Accounting for Income Taxes
     Our annual provision for income taxes and determination of the deferred tax assets and liabilities require management to assess uncertainties, make judgments regarding outcomes and utilize estimates. We conduct a broad range of operations around the world, subjecting us to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potentially litigation, the outcome of which is uncertain. Management must make judgments about such uncertainties and determine estimates of our tax assets and liabilities. To the extent the final outcome differs, future adjustments to our tax assets and liabilities will be necessary. Our income taxes payable was $38.6 million and $46.2 million at December 31, 2006 and December 25, 2005, respectively.

     We are also required to assess the realizability of our deferred tax assets, taking into consideration our forecast of future taxable income and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against our deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.
Accounting Standards Issued Not Yet Adopted
     In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation, or FIN, No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 requires that the impact of a tax position be recognized in the financial statements if it is more likely than not that the tax position will be sustained on tax audit, based on the technical merits of the position. FIN No. 48 also provides guidance on derecognition of tax positions that do not meet the “more likely than not” standard, classification of tax assets and liabilities, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of FIN No. 48 on our financial position, results of operations and cash flows.
     See also Note 2 to our consolidated financial statements included in this Current Report on Form 8-K.
Results of Operations
     Discussion of growth from acquisitions reflects the impact of a purchased company up to twelve months beyond the date of acquisition. Activity beyond the initial twelve months is considered core growth. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year, the impact of eliminating the one-month reporting lag for certain of our foreign operations and the comparable activity of divested companies within the most recent twelve-month period. The following comparisons exclude the impact of the Teleflex Aerospace Manufacturing Group (“TAMG”), automotive pedal systems business, the Sermatech International business, a European medical product sterilization business and a small medical business, which have been presented in our consolidated financial results as discontinued operations.
   Comparison of 2006 and 2005
     Revenues increased 5% in 2006 to $2.51 billion from $2.39 billion in 2005, principally due to core growth. The Commercial, Medical and Aerospace segments comprised 50%, 34% and 16% of our 2006 revenues, respectively.
     Materials, labor and other product costs as a percentage of revenues improved to 70.0% in 2006 from 70.9% in 2005, due primarily to the benefits of our restructuring initiatives and other cost reduction efforts. Selling, engineering and administrative expenses (operating expenses) as a percentage of revenues increased to 19.3% in 2006 compared with 18.5% in 2005, due primarily to $10.4 million of costs associated with the initial phases of an information systems implementation program in our Medical Segment, $6.8 million of stock-based compensation expensed under SFAS No. 123(R) and various temporary inefficiencies in our Medical Segment during the first half of 2006.
     Interest expense declined in 2006 principally as a result of lower debt balances. Interest income increased in 2006 primarily due to higher average cash balances and more favorable interest rates compared to the prior period. The effective income tax rate was 24.10% in 2006 compared with 23.29% 2005. The increase in the effective income tax rate primarily reflects the favorable impact in 2005 of the American Jobs Creation Act, or AJCA, repatriation benefit. Minority interest in consolidated subsidiaries increased $4.6 million in 2006 due to increased profits from our entities that are not wholly-owned. Net income for 2006 was $139.4 million compared to $138.8 million for 2005. Diluted earnings per share increased 3% to $3.49 for 2006.
     On December 26, 2005, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all stock-based awards made to employees based on estimated fair values. SFAS No. 123(R) supersedes previous accounting under Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” for periods beginning in fiscal 2006. In March 2005, the SEC issued Staff Accounting Bulletin, or SAB, No. 107, providing supplemental implementation guidance for SFAS 123(R). We have applied the provisions of SAB No. 107 in our adoption of SFAS No. 123(R).
     SFAS No. 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. We adopted SFAS No. 123(R) using the modified prospective application method, which requires the application of the standard starting from December 26, 2005, the first day of our 2006 fiscal year. Our consolidated financial statements for 2006 reflect the impact of SFAS No. 123(R).
     Stock-based compensation expense related to employee stock options recognized under SFAS No. 123(R) for 2006 was $6.8 million and is included in selling, engineering and administrative expenses. The total income tax benefit recognized for share-based compensation arrangements for 2006 was $1.4 million. As of December 31, 2006, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $9.2 million, which is expected to be recognized over a weighted-average period of 1.9 years.
     Prior to the adoption of SFAS No. 123(R), we accounted for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation.” Under the intrinsic value method, no stock-based compensation expense for employee stock options had been recognized in our consolidated statements of operations because the exercise price of our stock options granted to employees equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method we used in adopting SFAS No. 123(R), our results of operations prior to fiscal 2006 have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).
     Additional information regarding stock-based compensation and our stock compensation plans is presented in Notes 1 and 11 to our consolidated financial statements included in this Current Report on Form 8-K.
     In June 2006, we began certain restructuring initiatives that affect all three of our operating segments. These initiatives involve the consolidation of operations and a related reduction in workforce at several of our facilities in Europe and North America. We have determined to undertake these initiatives as a means to improving operating performance and to better leverage our existing resources. The charges associated with the 2006 restructuring program that are included in restructuring and impairment charges during 2006 totaled $5.9 million, of which 55%, 26% and 19% were attributable to our Commercial, Medical and Aerospace segments, respectively. As of December 31, 2006, we expect to incur future restructuring costs associated with our 2006 restructuring program of between $3.0 million and $5.4 million in our Commercial, Medical and Aerospace segments over the next two quarters.
     During the first quarter of 2006, we began a restructuring activity in our Aerospace Segment. The actions relate to the closure of a manufacturing facility, termination of employees and relocation of operations. The charges associated with this activity that are included in restructuring and impairment charges during 2006 totaled $0.6 million. We do not expect to incur future restructuring costs associated with this activity.
     During the fourth quarter of 2004, we announced and commenced implementation of a restructuring and divestiture program designed to improve future operating performance and position us for future earnings growth. The actions have included exiting or divesting non-core or low performing businesses, consolidating manufacturing operations and reorganizing administrative functions to enable businesses to share services. The charges, including changes in estimates, associated with the 2004 restructuring and divestiture program for continuing operations that are included in restructuring and impairment charges during 2006, 2005 and 2004 totaled $10.4 million, $27.1 million and $67.6 million, respectively. The $10.4 million was attributable to our Medical Segment. Of the $27.1 million, 13%, 76% and 11% were attributable to our Commercial, Medical and Aerospace segments, respectively. Of the $67.6 million, 31%, 15% and 54% were attributable to our Commercial, Medical and Aerospace segments, respectively. As of December 31, 2006, we expect to incur future restructuring costs associated with our 2004 restructuring and divestiture program of between $1.6 million and $3.2 million in our Medical Segment during 2007.
     Certain costs associated with the 2004 restructuring and divestiture program are not included in restructuring and impairment charges. All inventory adjustments that resulted from the 2004 restructuring and divestiture program and certain other costs associated with closing out businesses during 2005 and 2004 are included in materials, labor and other product costs and totaled $2.0 million and $16.6 million, respectively. The $2.0 million in costs for 2005 related to our Aerospace Segment. Of the $16.6 million in costs for 2004, $4.5 million and $12.1 million were attributed to our Commercial and Aerospace segments, respectively.
     The cost savings from our restructuring programs were lower than expected in 2006 due primarily to implementation inefficiencies in our Medical Segment during the first half of the year, but we began to experience our anticipated rate of savings during the second half of the year.
     For a more complete discussion of our restructuring programs, see Note 4 to our consolidated financial statements included in this Current Report on Form 8-K.
     We performed an annual impairment test of our recorded goodwill and indefinite-lived intangible assets in the fourth quarter of 2006 and determined that a portion of our goodwill was impaired. We recorded a charge of $1.0 million, which is included in restructuring and impairment charges. Also during 2006, we determined that three minority held investments and certain fixed assets were impaired and recorded an aggregate charge of $7.4 million, which is included in restructuring and impairment charges.

   Comparison of 2005 and 2004
     Revenues increased 5% in 2005 to $2.39 billion from $2.27 billion in 2004. This increase was due to increases of 4% from core growth and 4% from acquisitions, offset, in part, by decreases from dispositions and the impact of eliminating the one-month reporting lag in 2004 for certain of our foreign operations. The Commercial, Medical and Aerospace segments comprised 50%, 35% and 15% of our 2005 revenues, respectively.
     Materials, labor and other product costs as a percentage of revenues increased to 70.9% in 2005 compared with 70.1% in 2004 due primarily to the impact of duplicate costs and inefficiencies related to the transfer of products between facilities in the Commercial Segment associated with the restructuring program. Selling, engineering and administrative expenses (operating expenses) as a percentage of revenues declined to 18.5% in 2005 compared with 20.9% in 2004 due primarily to the continuing reduction of facilities and supporting infrastructure costs and decreased corporate expenses relative to higher revenues.
     Interest expense increased in 2005 principally from higher acquisition related debt balances in the first half of 2005. Interest income increased in 2005 primarily due to higher average cash balances, related to increased proceeds received from sales of businesses and assets in 2005. The effective income tax rate was 23.29% in 2005 compared with 11.20% in 2004. The higher rate in 2005 was primarily the result of the increase in foreign earnings for businesses located in higher-taxed jurisdictions. Minority interest in consolidated subsidiaries increased $1.1 million in 2005 due to increased profits from our entities that are not wholly-owned. Net income for 2005 was $138.8 million, an increase of $129.3 million from 2004, due primarily to a 60% decrease in restructuring costs and to the gain on the sale of the Sermatech business. Diluted earnings per share increased $3.15 to $3.39, and includes the net gain on sales of businesses and assets and the cost of restructuring and discontinued operations.
Segment Reviews
     The following is a discussion of our segment operating results. Additional information regarding our segments is presented in Note 15 to our consolidated financial statements included in this Current Report on Form 8-K.
   Commercial
     Products in the Commercial Segment are manufactured for broad distribution as well as custom fabricated to meet individual customer needs. Consumer spending patterns influence the market trends for products sold to the automotive, marine and certain power equipment markets.
     Automotive cable and shifter products are manufactured primarily for automotive OEMs. Discussion of marine and industrial product lines below includes the manufacturing and distribution of driver controls, motion controls, power and vehicle management systems and fuel management systems to the automotive supply, marine and industrial markets.
   Comparison of 2006 and 2005
     Commercial Segment revenues increased 5% in 2006 to $1.25 billion from $1.19 billion in 2005, principally due to core growth. The segment benefited from increased sales in 2006 of alternative fuel systems and auxiliary power systems and sales of heavy-duty rigging and cable used in marine construction and the securing of oil platforms, offset, in part, by lower volume and customer price reductions for automotive products.
     Commercial Segment operating profit declined 3% in 2006 to $78.4 million from $81.1 million in 2005. Operating profit improvements resulting from sales of auxiliary power units and other higher margin industrial products were more than offset by costs associated with the end of certain automotive programs, mix and margin pressure associated with lower volume and customer price reductions for automotive products coupled with increases in commodity pricing. Operating profit as a percent of revenues declined to 6.3% in 2006 from 6.8% in 2005.
     Assets in the Commercial Segment declined $11.1 million or 2%, primarily due to the decrease in net property, plant and equipment and accounts receivable, offset, in part, by the impact of currency.
   Comparison of 2005 and 2004
     Commercial Segment revenues declined 1% in 2005 to $1.19 billion from $1.20 billion in 2004. The segment generated an increase of 3% from core growth that was more than offset by a 4% decrease from dispositions. The segment benefited from strength in its industrial OEM markets, the contribution of new driver controls and power and vehicle management system products and increased sales of driver and motion controls to automotive OEM markets. These benefits were more than offset by slower sales of products into marine and recreational markets.

     Commercial Segment operating profit declined 23% in 2005 to $81.1 million from $105.7 million in 2004. This decline primarily reflects lower volume related contributions from higher margin marine and recreational products, the impact of duplicate costs and inefficiencies related to the transfer of products between two Tier 2 automotive supply facilities, the bankruptcy of an automotive supply customer and the impact of divestitures made in 2004. Operating profit as a percent of revenues declined to 6.8% in 2005 from 8.8% in 2004.
     Assets in the Commercial Segment declined $120.2 million or 14%, primarily due to the decrease in non-current deferred tax assets and net property, plant and equipment and the impact of currency.
   Medical
     Products in the Medical Segment generally are required to meet exacting standards of performance and have long product life cycles. Economic influences on revenues relate primarily to spending patterns in the worldwide medical devices and hospital supply market.
   Comparison of 2006 and 2005
     Medical Segment revenues increased 3% in 2006 to $858.7 million from $831.1 million in 2005, principally due to core growth. The segment benefited from sales of new products in respiratory care and sleep therapy, including distribution of products through alliances with other manufacturers, and continued growth of diagnostic and therapeutic device products sold to medical device manufacturers, offset by a decline in sales of orthopedic specialty devices sold to medical device manufacturers.
     Medical Segment operating profit increased 8% in 2006 to $161.7 million from $150.0 million in 2005. This increase primarily reflects cost and productivity improvements in the second half of the year, following completion of significant restructuring activities. During the first half of 2006, operating profit was negatively impacted by costs associated with operational inefficiencies and the consolidation of facilities and distribution centers. We also incurred significant costs as planned in connection with the initial phases of an information systems implementation program during the first half of 2006. Operating profit as a percent of revenues increased to 18.8% in 2006 from 18.0% in 2005.
     Assets in the Medical Segment declined $6.6 million or 1%, primarily due to the decrease in accounts receivable, deferred tax assets and net property, plant and equipment, offset, in part, by the impact of the Taut acquisition and the impact of currency.
   Comparison of 2005 and 2004
     Medical Segment revenues increased 13% in 2005 to $831.1 million from $736.4 million in 2004. This increase was due to increases of 13% from acquisitions and 3% from core growth, offset, in part, by decreases of 2% from the impact of eliminating the one-month reporting lag in 2004 for certain of our foreign operations and 1% from dispositions. Medical Segment revenues increased primarily as a result of the increased sale of disposable medical products, particularly related to the third quarter 2004 acquisition of HudsonRCI, a provider of respiratory care products. Sales of surgical instruments and medical devices increased primarily as a result of new product sales and volume increases for specialty devices sold to medical device manufacturers.
     Medical Segment operating profit increased 29% in 2005 to $150.0 million from $116.7 million in 2004 driven primarily by the HudsonRCI acquisition and significant improvements in the core business as benefits of the restructuring program began to be recognized. Operating profit as a percent of revenues increased to 18.0% in 2005 from 15.8% in 2004.
     Assets in the Medical Segment declined $166.0 million or 15%, primarily due to the decrease in accounts receivable, including the sale of certain receivables under a non-recourse securitization program, the decrease in non-current deferred tax assets and the impact of currency.
   Aerospace
     Products and services in the Aerospace Segment, many of which are proprietary, require a high degree of engineering sophistication and are often custom-designed. Economic influences on these products and services relate primarily to spending patterns in the worldwide aerospace industry and the demand for additional air cargo capacity.
   Comparison of 2006 and 2005
     Aerospace Segment revenues increased 11% in 2006 to $405.4 million from $366.8 million in 2005. This increase was due to increases of 9% from core growth and 2% from acquisitions. Core growth in wide body cargo handling systems and repair services was partially offset by the $6.5 million decrease in revenues resulting from the phase out of our industrial gas turbine aftermarket services business in 2005.
     Aerospace Segment operating profit increased 51% to $40.2 million from $26.6 million in 2005. Volume-related efficiencies and additional higher margin cargo spares sales contributed to the improvement as did a reduction in losses resulting from the exit of the industrial gas turbine aftermarket services business. Operating profit as a percent of revenues increased to 9.9% in 2006 from 7.3% in 2005.
     Assets in the Aerospace Segment increased $4.3 million or 2%, primarily due to the impact of currency.
   Comparison of 2005 and 2004
     Aerospace Segment revenues increased 10% in 2005 to $366.8 million from $334.8 million in 2004. Strong core growth in repair products and services and in sales of both narrow-body cargo loading systems and wide-body cargo system conversions, along with an increase due to a small acquisition in 2005, was partially offset by the impact of eliminating the one-month reporting lag in 2004 for certain of our foreign operations and by the phase out and closure of industrial gas turbine aftermarket services.
     Aerospace Segment operating profit increased to a profit of $26.6 million in 2005 from a loss of $6.8 million in 2004, an improvement of $33.4 million. Higher volume and improvements in the cargo systems businesses contributed to the increase as did a reduction in losses resulting from the exit of the industrial gas turbine aftermarket services. Operating profit (loss) as a percent of revenues was 7.3% in 2005 versus (2.0)% in 2004.
     Assets in the Aerospace Segment declined $107.7 million or 30%, primarily due to the impact of the sale of the Sermatech International business.
Liquidity and Capital Resources
     Operating activities from continuing operations provided net cash of $322.7 million during 2006. Changes in our operating assets and liabilities during 2006 resulted in a net cash inflow of $42.8 million. The most significant change was a decrease in accounts receivable, which was primarily due to improved cash collection. Our financing activities from continuing operations during 2006 consisted primarily of purchases of shares of our common stock of $93.6 million, a decrease in notes payable and current borrowings of $68.8 million, a reduction in long-term borrowings of $55.0 million and payment of dividends of $44.1 million. Our investing activities from continuing operations during 2006 consisted primarily of capital expenditures of $57.6 million and payments for businesses acquired of $41.7 million, including a $4.3 million deferred payment related to a prior period acquisition. During 2006, we also had proceeds from the sale of businesses and assets of $8.0 million and made a $6.0 million payment in connection with a post-closing purchase price adjustment based on working capital for a divested business. We had net cash provided by discontinued operations of $16.1 million in 2006.
     Operating activities from continuing operations provided net cash of approximately $325.4 million during 2005. Changes in our operating assets and liabilities during 2005 resulted in a net cash inflow of $72.8 million. The most significant change was a decrease in accounts receivable, which was primarily due to improved cash collection including the sale of certain receivables under a non-recourse securitization program. Our financing activities during 2005 consisted primarily of a reduction in long-term borrowings of $270.3 million and proceeds from long-term borrowings of $109.2 million, as a result of improved operating cash flow, the repatriation of foreign earnings, proceeds from the disposition of businesses and lower capital spending. During 2005, we also paid dividends to minority interest shareholders of $63.0 million and made purchases of shares of our common stock of $46.5 million. Our investing activities during 2005 consisted primarily of proceeds from the sale of businesses and assets of $132.9 million. During 2005, we also had capital expenditures of $57.5 million. We had net cash used in discontinued operations of $3.0 million in 2005.
     Operating activities from continuing operations provided net cash of approximately $230.2 million during 2004. Changes in our operating assets and liabilities during 2004 resulted in a net cash inflow of $11.6 million. The most significant changes were an increase in accounts payable and accrued expenses and a decrease in inventories, offset, in part, by an increase in accounts receivable and a decrease in income taxes payable. The increase in accounts payable and accrued expenses was due primarily to increased accruals associated with the restructuring and divestiture program. The decrease in inventories was the result of our focus on improved working capital management. The increase in accounts receivable was largely a result of increased business levels and the HudsonRCI acquisition. The decrease in income taxes payable was a result of tax deductions associated with the restructuring and divestiture program, for which the cash benefits were received in 2005. Our financing activities during 2004 consisted primarily of the receipt of $511.6 million in gross proceeds from long-term borrowings, primarily for the acquisition of HudsonRCI. This amount is offset by a decrease in notes payable and current borrowings of $137.8 million and a reduction in long-term borrowings of $77.9 million, driven by improved operating cash flow, proceeds from the disposition of businesses and lower year-over-year capital spending. Our investing activities during 2004 consisted primarily of payments for businesses acquired of $458.5 million. We had net cash provided by discontinued operations of $23.7 million in 2004.
     We use an accounts receivable securitization program to gain access to enhanced credit markets and reduce financing costs. As currently structured, we sell certain trade receivables on a non-recourse basis to a consolidated special purpose entity, which in turn sells an interest in those receivables to a commercial paper conduit. The conduit issues notes secured by that interest to third party investors. The assets of the special purpose entity are not available to satisfy our obligations. In accordance with the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” transfers of assets under the program qualify as sales of receivables and accordingly, $40.1 million of accounts receivable and the related amounts previously recorded in notes payable were removed from the consolidated balance sheet as of both December 31, 2006 and December 25, 2005.
     On July 25, 2005, our Board of Directors authorized the repurchase of up to $140 million of our outstanding common stock over twelve months ended July 2006. In June 2006, our Board of Directors extended for an additional six months, until January 2007, its authorization for the repurchase of shares. Under the approved plan, we repurchased a total of 2,317,347 shares on the open market during 2005 and 2006 for an aggregate purchase price of $140.0 million, and aggregate fees and commissions of $0.1 million, with 1,627,247 shares repurchased during 2006 for an aggregate purchase price of $93.5 million, and aggregate fees and commissions of $0.1 million.
     The valuation allowance for deferred tax assets of $51.3 million and $32.6 million at December 31, 2006 and December 25, 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax asset. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires that a valuation allowance be established and maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. The valuation allowance increase in 2006 was primarily attributable to the recording of deferred tax assets associated with state tax loss carryforwards at full value which required a valuation allowance.
     In addition to the cash generated from operations, we have approximately $406 million in committed and $165 million in uncommitted unused lines of credit available. The availability of the lines of credit is dependent upon us maintaining our financial condition including our continued compliance with bank covenants. Various senior and term note agreements provide for the maintenance of certain financial ratios and limit the repurchase of our stock and payment of cash dividends. Under the most restrictive of these provisions, $148 million of retained earnings was available for dividends and stock repurchases at December 31, 2006.
     On February 21, 2007, the Board of Directors declared a quarterly dividend of $0.285 per share on our common stock, which is payable on March 15, 2007 to holders of record on March 5, 2007. As of February 15, 2007, we had approximately 957 holders of record of our common stock.
     Fixed rate borrowings, excluding the effect of derivative instruments, comprised 82% of total borrowings at December 31, 2006. Approximately 19% of our total borrowings of $518.4 million are denominated in currencies other than the U.S. dollar, principally the euro, which we believe provides a natural hedge against fluctuations in the value of assets outside the United States.
     During the fourth quarter of 2005, in order to take advantage of the provisions of the AJCA, management executed a foreign earnings repatriation plan. Under this plan, we repatriated $304 million of dividends during November and December 2005.
     The following table provides our net debt to total capital ratio:

	2006	2005
	(Dollars in thousands)
Net debt includes:
Current borrowings	$31,022	$125,510
Long-term borrowings	487,370	505,272

Total debt	518,392	630,782
Less: Cash and cash equivalents	248,409	239,536

Net debt	$269,983	$391,246

Total capital includes:
Net debt	$269,983	$391,246
Shareholders’ equity	1,189,421	1,142,074

Total capital	$1,459,404	$1,533,320

Percent of net debt to total capital	18%	26%

     The decline in our percent of net debt to total capital for 2006 as compared to 2005 is primarily due to the repayment of current and long-term borrowings during 2006, which was funded principally by cash generated from operations.
     We believe that our cash flow from operations and our ability to access additional funds through credit facilities will enable us to fund our operating requirements, capital expenditures and additional acquisition opportunities.
     Contractual obligations at December 31, 2006 are as follows:

		Payments due by period
		Less			More
		than 1	1-3	3-5	than 5
	Total	year	years	years	years
	(Dollars in millions)
Long-term borrowings	$494	$7	$68	$169	$250
Interest obligations	163	28	50	43	42
Operating lease obligations	170	35	57	35	43
Minimum purchase obligations (1)	146	117	21	8	—

Total contractual obligations	$973	$187	$196	$255	$335

(1)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. These obligations relate primarily to material purchase requirements.
     We also have obligations with respect to our pension and other postretirement benefit plans. See Note 13 to our consolidated financial statements included in this Current Report on Form 8-K.
Off Balance Sheet Arrangements
     We have residual value guarantees under operating leases for plant and equipment. The maximum potential amount of future payments we could be required to make under these guarantees is approximately $4.8 million.
     We use an accounts receivable securitization program to gain access to enhanced credit markets and reduce financing costs. As currently structured, we sell certain trade receivables on a non-recourse basis to a consolidated special purpose entity, which in turn sells an interest in those receivables to a commercial paper conduit. The conduit issues notes secured by that interest to third party investors. The assets of the special purpose entity are not available to satisfy our obligations. In accordance with the provisions of SFAS No. 140, transfers of assets under the program qualify as sales of receivables and accordingly, $40.1 million of accounts receivable and the related amounts previously recorded in notes payable were removed from the consolidated balance sheet as of both December 31, 2006 and December 25, 2005.
     See also Note 14 to our consolidated financial statements included in this Current Report on Form 8-K.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     The financial statements and supplementary data required by this Item are included herein, commencing on page F-1.

TELEFLEX INCORPORATED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
FINANCIAL STATEMENT SCHEDULE

Page
II	Valuation and qualifying accounts	F-32

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Teleflex Incorporated:
We have completed integrated audits of Teleflex Incorporated’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Teleflex Incorporated and its subsidiaries at December 31, 2006 and December 25, 2005 and the results of their operations and their cash flows for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting(not presented herein), included on page F-2 of Teleflex Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2007, except for the sale of Teleflex Aerospace Manufacturing Group as described in Note 16 to the consolidated financial statements, as to which the date is October 2, 2007.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	December 31,	December 25,	December 26,
	2006	2005	2004
	(Dollars and shares in thousands, except per share)
Revenues	$2,514,886	$2,387,613	$2,271,992
Materials, labor and other product costs	1,760,024	1,692,826	1,593,206

Gross profit	754,862	694,787	678,786
Selling, engineering and administrative expenses	484,547	440,677	475,890
(Gain) loss on sales of businesses and assets	838	(14,557)	(2,733)
Restructuring and impairment charges	25,226	27,066	67,618

Income from continuing operations before interest, taxes and minority interest	244,251	241,601	138,011
Interest expense	41,997	44,501	37,682
Interest income	(6,412)	(4,363)	(565)

Income from continuing operations before taxes and minority interest	208,666	201,463	100,894
Taxes on income from continuing operations	50,295	46,931	11,297

Income from continuing operations before minority interest	158,371	154,532	89,597
Minority interest in consolidated subsidiaries, net of tax	24,957	20,337	19,219

Income from continuing operations	133,414	134,195	70,378

Operating income (loss) from discontinued operations (including net gain on disposal of $182, $34,851 and $0, respectively)	9,878	8,756	(72,018)
Taxes (benefit) on income (loss) from discontinued operations	3,862	4,134	(11,157)

Income (loss) from discontinued operations	6,016	4,622	(60,861)

Net income	$139,430	$138,817	$9,517

Earnings (losses) per share:
Basic:
Income from continuing operations	$3.36	$3.31	$1.75
Income (loss) from discontinued operations	$0.15	$0.11	$(1.51)

Net income	$3.51	$3.43	$0.24

Diluted:
Income from continuing operations	$3.34	$3.28	$1.74
Income (loss) from discontinued operations	$0.15	$0.11	$(1.50)

Net income	$3.49	$3.39	$0.24

Weighted average common shares outstanding:
Basic	39,760	40,516	40,205
Diluted	39,988	40,958	40,495
The accompanying notes are an integral part of the consolidated financial statements.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 25,
	2006	2005
	(Dollars and shares in thousands)
ASSETS
Current assets
Cash and cash equivalents	$248,409	$239,536
Accounts receivable, net	376,404	421,236
Inventories	415,879	404,271
Prepaid expenses	27,689	20,571
Deferred tax assets	60,963	57,915
Assets held for sale	10,185	16,899

Total current assets	1,139,529	1,160,428
Property, plant and equipment, net	422,178	447,816
Goodwill	514,006	504,666
Intangibles and other assets	259,229	259,218
Investments in affiliates	23,076	24,666
Deferred tax assets	1,034	6,254

Total assets	$2,359,052	$2,403,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$24,324	$88,902
Current portion of long-term borrowings	6,698	36,608
Accounts payable	210,890	206,548
Accrued expenses	115,657	131,602
Payroll and benefit-related liabilities	74,407	74,629
Income taxes payable	38,635	46,222
Deferred tax liabilities	164	408
Liabilities held for sale	—	66

Total current liabilities	470,775	584,985
Long-term borrowings	487,370	505,272
Deferred tax liabilities	33,344	50,535
Pension and postretirement benefit liabilities	97,191	65,349
Other liabilities	38,894	37,433

Total liabilities	1,127,574	1,243,574

Minority interest in equity of consolidated subsidiaries	42,057	17,400
Commitments and contingencies (See Note 14)
Shareholders’ equity
Common shares, $1 par value
Issued: 2006 – 41,364 shares; 2005 – 41,123 shares	41,364	41,123
Additional paid-in capital	223,609	204,550
Retained earnings	1,034,669	939,335
Accumulated other comprehensive income	30,035	6,614

	1,329,677	1,191,622
Less: Treasury stock, at cost	140,256	49,548

Total shareholders’ equity	1,189,421	1,142,074

Total liabilities and shareholders’ equity	$2,359,052	$2,403,048

The accompanying notes are an integral part of the consolidated financial statements.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 25,	December 26,
	2006	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$139,430	$138,817	$9,517
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(6,016)	(4,622)	60,861
Depreciation expense	76,420	78,680	85,330
Amortization expense of intangible assets	13,952	13,624	13,579
Amortization expense of deferred financing costs	1,332	1,071	462
Stock-based compensation	6,776	—	—
(Gain) loss on sales of businesses and assets	838	(14,557)	(2,733)
Impairment of long-lived assets	8,444	5,324	29,926
Impairment of goodwill	1,003	—	14,122
Deferred income taxes	10,116	14,692	(5,165)
Minority interest in consolidated subsidiaries	24,957	20,337	19,219
Other	2,705	(762)	(6,501)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	66,774	51,965	(42,205)
Inventories	8,318	4,153	23,531
Prepaid expenses	(7,199)	7,687	(104)
Accounts payable and accrued expenses	(12,181)	9,117	49,562
Income taxes payable	(12,944)	(116)	(19,218)

Net cash provided by operating activities from continuing operations	322,725	325,410	230,183

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	109,208	511,582
Reduction in long-term borrowings	(55,031)	(270,335)	(77,936)
Increase (decrease) in notes payable and current borrowings	(68,760)	27,903	(137,751)
Proceeds from stock compensation plans	11,952	23,173	16,227
Payments to minority interest shareholders	(618)	(63,035)	(17,254)
Purchases of treasury stock	(93,552)	(46,518)	—
Dividends	(44,096)	(39,320)	(34,575)

Net cash provided by (used in) financing activities from continuing operations	(250,105)	(258,924)	260,293

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(57,557)	(57,477)	(49,557)
Payments for businesses acquired, net of cash acquired	(41,704)	(14,701)	(458,531)
Proceeds from sales of businesses and assets	7,956	132,878	49,444
Proceeds from affiliates	2,597	62	100
Working capital payment for divested business	(6,029)	—	—

Net cash provided by (used in) investing activities from continuing operations	(94,737)	60,762	(458,544)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	21,937	9,623	33,917
Net cash used in financing activities	—	(1,584)	(811)
Net cash used in investing activities	(5,771)	(5,020)	(9,377)

Net cash provided by (used in) discontinued operations	16,166	3,019	23,729

Effect of exchange rate changes on cash and cash equivalents	14,824	(6,686)	3,714

Net increase in cash and cash equivalents	8,873	123,581	59,375
Cash and cash equivalents at the beginning of the year	239,536	115,955	56,580

Cash and cash equivalents at the end of the year	$248,409	$239,536	$115,955

The accompanying notes are an integral part of the consolidated financial statements.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
			Additional			Other
	Common Stock		Paid in	Retained	Comprehensive	Comprehensive	Treasury Stock
	Shares	Dollars	Capital	Earnings	Income	Income	Shares	Dollars	Total
	(Dollars and shares in thousands, except per share)
Balance at December 28, 2003	39,817	$39,817	$126,421	$864,896		$32,226	22	$(1,058)	$1,062,302
Net income				9,517	$9,517				9,517
Cash dividends ($0.86 per share)				(34,575)					(34,575)
Financial instruments marked to market					(382)	(382)			(382)
Cumulative translation adjustment					32,127	32,127			32,127
Minimum pension liability adjustment, net of tax of $5,668					(6,363)	(6,363)			(6,363)

Comprehensive income					$34,899

Shares issued under compensation plans	633	633	46,592				4	(118)	47,107

Balance at December 26, 2004	40,450	$40,450	$173,013	$839,838		$57,608	26	$(1,176)	$1,109,733
Net income				138,817	$138,817				138,817
Cash dividends ($0.97 per share)				(39,320)					(39,320)
Financial instruments marked to market, net of tax of $1,213					(944)	(944)			(944)
Cumulative translation adjustment					(47,076)	(47,076)			(47,076)
Minimum pension liability adjustment, net of tax of $375					(2,974)	(2,974)			(2,974)

Comprehensive income					$87,823

Shares issued under compensation plans	673	673	31,537				(32)	1,376	33,586
Deferred compensation							82	(3,230)	(3,230)
Purchases of treasury stock							690	(46,518)	(46,518)

Balance at December 25, 2005	41,123	$41,123	$204,550	$939,335		$6,614	766	$(49,548)	$1,142,074
Net income				139,430	$139,430				139,430
Cash dividends ($1.105 per share)				(44,096)					(44,096)
Financial instruments marked to market, net of tax of $459					1,234	1,234			1,234
Cumulative translation adjustment					47,468	47,468			47,468
Minimum pension liability adjustment, net of tax of $4,256					(8,117)	(8,117)			(8,117)

Comprehensive income					$180,015

Adoption of SFAS No. 158, net of tax of $10,514						(17,164)			(17,164)
Shares issued under compensation plans	241	241	19,059				(38)	2,497	21,797
Deferred compensation							(9)	347	347
Purchases of treasury stock							1,627	(93,552)	(93,552)

Balance at December 31, 2006	41,364	$41,364	$223,609	$1,034,669		$30,035	2,346	$(140,256)	$1,189,421

The accompanying notes are an integral part of the consolidated financial statements.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share)
Note 1—Summary of significant accounting policies
     Consolidation:    The consolidated financial statements include the accounts of Teleflex Incorporated and its subsidiaries (the “Company”). Also, in accordance with Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities,” the Company consolidates variable interest entities in which it bears a majority of the risk of the potential losses or gains from a majority of the expected returns. Intercompany transactions are eliminated in consolidation. Investments in affiliates over which the Company has significant influence but not a controlling equity interest are carried on the equity basis. Investments in affiliates over which the Company does not have significant influence are accounted for by the cost method. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include management’s estimates and assumptions that affect the recorded amounts.
     During the fourth quarter of 2004, the Company eliminated the one-month lag for certain of its foreign operations to coincide with the timing of reporting for all of the Company’s other operations. As a result, the Company’s consolidated results for 2004 include the results of those operations for the month of December 2003 and the entire twelve months of 2004, whereas the Company’s consolidated results for 2005 and 2006 include the results of those operations for the entire twelve months of 2005 and 2006, respectively. This change increased the Company’s consolidated revenues for 2004 by $16,879 and reduced the Company’s consolidated income from continuing operations before taxes and minority interest for 2004 by $1,114.
     Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Fair values:    The estimated fair value amounts presented in these consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 2006 and December 25, 2005.
     Cash and cash equivalents: All highly liquid debt instruments with an original maturity of three months or less are classified as cash equivalents. The carrying value of cash equivalents approximates their current market value.
     Accounts receivable: Accounts receivable represents amounts due from customers related to the sale of products. An allowance for doubtful accounts is maintained and represents the Company’s estimate of probable losses on realization of the full receivable. The allowance is provided at such time that management believes reasonable doubt exists that such balances will be collected within a reasonable period of time. The allowance is based on the Company’s historical experience, the period an account is outstanding, the financial position of the customer and information provided by credit rating services. The allowance for doubtful accounts was $10,097 and $10,090 as of December 31, 2006 and December 25, 2005, respectively.
     Inventories: Inventories are valued at the lower of cost or market. The cost of the Company’s inventories is determined by the average cost method. Elements of cost in inventory include raw materials, direct labor, and manufacturing overhead. In estimating market value, the Company evaluates inventory for excess and obsolete quantities based on estimated usage and sales.
     Property, plant and equipment: Property, plant and equipment are stated at cost, net of accumulated depreciation. Costs incurred to develop internal-use computer software during the application development stage generally are capitalized. Costs of enhancements to internal-use computer software are capitalized, provided that these enhancements result in additional functionality. Other additions and those improvements which increase the capacity or lengthen the useful lives of the assets are also capitalized. With minor exceptions, straight-line composite lives for depreciation of property, plant and equipment are as follows: buildings – 30 years; machinery and equipment – 5 to 10 years; computer equipment and software – 3 to 5 years. Leasehold improvements are depreciated over the remaining lease periods. Repairs and maintenance costs are expensed as incurred.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Goodwill and other intangible assets: Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment at least annually, or more frequently if there is a triggering event. Impairment losses, if any, are recorded as part of income from operations. The goodwill impairment test is applied to each of the Company’s reporting units. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. The goodwill impairment test is applied using a two-step approach. In the first step, the Company estimates the fair values of its reporting units using the present value of future cash flows approach. If the reporting unit carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all net tangible and intangible assets of the reporting unit other than goodwill. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. For other indefinite lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible assets to their carrying amounts.
     The Company performed an annual impairment test of its recorded goodwill and indefinite-lived intangible assets in the fourth quarter of 2006 and determined that a portion of its goodwill was impaired. The Company recorded a charge of $1,003, which is included in restructuring and impairment charges. The Company performed an annual impairment test of its recorded goodwill and indefinite-lived intangible assets in the fourth quarter of 2005 and found no instances of impairment. In connection with the Company’s 2004 restructuring and divestiture program, the Company determined in the fourth quarter of 2004 that a portion of its goodwill was impaired and recorded a charge of $18,582, $14,122 of which was included in restructuring and impairment charges and $4,460 of which was included in discontinued operations.
     Intangible assets consisting of intellectual property, customer lists and distribution rights are being amortized over their estimated useful lives, which range from 3 to 30 years, with a weighted average amortization period of 13 years. The Company continually evaluates the reasonableness of the useful lives of these assets.
     Long-lived assets:    The ability to realize long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow and profitability projections that incorporate, as applicable, the impact on the existing business. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.
     Product warranty liability: Product warranty liability arises out of the need to repair or replace product without charge to the customer. The Company warrants such products from manufacturing defect. The Company estimates its warranty liability based on historical trends of units sold, the status of existing claims, recall programs and communication with customers.
     Foreign currency translation: Assets and liabilities of non-domestic subsidiaries denominated in local currencies are translated into U.S. dollars at the rates of exchange at the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The resultant translation adjustments are reported as a component of accumulated other comprehensive income in shareholders’ equity.
     Derivative financial instruments: The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates and foreign currency exchange rates. All instruments are entered into for other than trading purposes. All derivatives are recognized on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income, based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedges is recognized in current period earnings. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, gains or losses on the derivative are recorded in current period earnings.
     Stock-based compensation: On December 26, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all stock-based awards made to employees based on estimated fair values. SFAS No. 123(R) supersedes previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” for periods beginning in fiscal 2006. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, providing supplemental guidance for SFAS No. 123(R). The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123(R).

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     SFAS No. 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. The Company adopted SFAS No. 123(R) using the modified prospective application method, which requires the application of the standard starting from December 26, 2005, the first day of the Company’s 2006 fiscal year. The Company’s consolidated financial statements for 2006 reflect the impact of SFAS No. 123(R).
     Stock-based compensation expense related to employee stock options recognized under SFAS No. 123(R) for 2006 was $6,776 and is included in selling, engineering and administrative expenses. The total income tax benefit recognized for share-based compensation arrangements for 2006 was $1,373. As of December 31, 2006, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $9,202, which is expected to be recognized over a weighted-average period of 1.9 years.
     Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation.” Under the intrinsic value method, no stock-based compensation expense for employee stock options had been recognized in the Company’s consolidated statements of operations because the exercise price of the Company’s stock options granted to employees equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method the Company used in adopting SFAS No. 123(R), the Company’s results of operations prior to fiscal 2006 have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).
     Stock-based compensation expense recognized during a period is based on the value of the portion of stock-based awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in 2006 included compensation expense for (1) stock-based awards granted prior to, but not yet vested as of December 25, 2005, based on the fair value on the grant date estimated in accordance with the pro forma provisions of SFAS No. 123 and (2) compensation expense for the stock-based awards granted subsequent to December 25, 2005, based on the fair value on the grant date estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized for fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     The following table illustrates the pro forma net income and earnings per share for 2005 and 2004 as if compensation expense for stock options issued to employees had been determined consistent with SFAS No. 123:

	2005	2004
Net income, as reported	$138,817	$9,517
Deduct: Stock-based employee compensation determined under fair value based method, net of tax of $1,959 and $2,335, respectively	(3,197)	(3,809)

Pro forma net income	$135,620	$5,708

Earnings per share—basic:
Net income per share, as reported	$3.43	$0.24
Pro forma net income per share	$3.35	$0.14

Earnings per share—diluted:
Net income per share, as reported	$3.39	$0.24
Pro forma net income per share	$3.32	$0.14
     Stock-based compensation expense is measured using a multiple point Black-Scholes option pricing model that takes into account highly subjective and complex assumptions. The expected life of options granted is derived from the vesting period of the award, as well as historical exercise behavior, and represents the period of time that options granted are expected to be outstanding. Expected volatilities are based on a blend of historical volatility and implied volatility derived from publicly traded options to purchase the Company’s common stock, which the Company believes is more reflective of the market conditions and a better indicator of expected volatility than solely using historical volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The fair value for options granted in 2006 was estimated at the date of grant using a multiple point Black-Scholes option pricing model. The fair value for options granted in 2005 and 2004 was estimated at the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used:

	2006	2005	2004
Risk-free interest rate	4.44%	4.09%	3.00%
Expected life of option	4.46 yrs.	4.60 yrs.	4.60 yrs.
Expected dividend yield	1.57%	1.70%	1.71%
Expected volatility	23.36%	24.44%	24.32%
     On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” that allows for a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee stock-based compensation and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). During the second quarter of 2006, the Company elected to adopt the simplified method.
     See Note 11 for additional information regarding the Company’s stock compensation plans.
     Income taxes: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently invested.
     Pensions and other postretirement benefits: The Company provides a range of benefits to eligible employees and retired employees, including pensions and postretirement healthcare. The Company records annual amounts relating to these plans based on calculations which include various actuarial assumptions such as discount rates, expected rates of return on plan assets, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when appropriate. As required, the effect of the modifications is generally amortized over future periods.
     Restructuring costs: Restructuring costs, which include termination benefits, contract termination costs and other restructuring costs are recorded at estimated fair value. Key assumptions in calculating the restructuring costs include the terms that may be negotiated to exit certain contractual obligations and the timing of employees leaving the company.
     Revenue recognition: The Company recognizes revenues from product sales, including sales to distributors, or services provided when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured. This generally occurs when products are shipped, when services are rendered or upon customers’ acceptance.
     Revenues from product sales, net of estimated returns and other allowances based on historical experience and current trends, are recognized upon shipment of products to customers or distributors. Revenues from services provided are recognized as the services are rendered and comprised less than 10% of total revenues for all periods presented.
     The Company considers the criteria presented in SFAS No. 48, “Revenue Recognition When Right of Return Exists,” in determining the appropriate revenue recognition treatment. The Company’s normal policy is to accept returns only in cases in which the product is defective and covered under the Company’s standard warranty provisions. However, in the limited cases where an arrangement provides a right of return to the customer, including a distributor, the Company believes it has the ability to reasonably estimate the amount of returns based on its substantial historical experience with respect to these arrangements. The Company accrues any costs or losses that may be expected in connection with any returns in accordance with SFAS No. 5, “Accounting for Contingencies.” Revenues and Materials, labor and other product costs are reduced to reflect estimated returns.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The Company applies the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-09, “Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” to its customer incentive programs, which include discounts or rebates. Appropriate allowances are determined and recorded as a reduction of revenue.
     Revisions and reclassifications: The Company revised its 2005 consolidated balance sheet to adjust for the netting of non-current deferred tax assets and liabilities. In addition, certain reclassifications have been made to the prior years’ consolidated financial statements to conform to current year presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.
Note 2—New accounting standards
     Inventory costs: In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The Company adopted the provisions of this statement on December 26, 2005, and it did not have a material impact on the Company’s financial position, results of operations or cash flows.
     Stock-based compensation: In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which establishes accounting standards for transactions in which an entity receives employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of equity instruments. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the statement of income. The statement also requires that such transactions be accounted for using the fair-value-based method, thereby eliminating use of the intrinsic value method of accounting in APB No. 25, “Accounting for Stock Issued to Employees,” which was permitted under Statement 123, as originally issued. SFAS No. 123(R) is effective for fiscal years beginning after June 15, 2005. The Company adopted the provisions of this statement on December 26, 2005 using the modified prospective application. See the “Stock-based compensation” section of Note 1 above for information regarding the effect of adoption on the Company’s financial position, results of operations and cash flows.
     Accounting changes and error corrections: In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements of the accounting for and reporting of a change in accounting principle. SFAS No. 154 also provides guidance on the accounting for and reporting of error corrections. The provisions of this statement are applicable for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company adopted the provisions of this statement on December 26, 2005, and it did not have a material impact on the Company’s financial position, results of operations or cash flows.
     Certain Hybrid Financial Instruments: In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No. 133. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. The election may be made on an instrument-by-instrument basis and can be made only when a hybrid financial instrument is initially recognized or when certain events occur that constitute a remeasurement (i.e., new basis) event for a previously recognized hybrid financial instrument. An entity must document its election to measure a hybrid financial instrument at fair value, either concurrently or via a preexisting policy for automatic election. Once the fair value election has been made, that hybrid financial instrument may not be designated as a hedging instrument pursuant to SFAS No. 133. Additionally, SFAS No. 155 requires that interests in securitized financial assets be evaluated to identify whether they are freestanding derivatives or hybrid financial instruments containing an embedded derivative that requires bifurcation (previously, these were exempt from SFAS No. 133). When determining whether an interest in securitized financial assets is a hybrid financial instrument, SFAS No. 155 does not consider a concentration of credit risk, in the form of subordination of one interest in securitized assets to another, to be an embedded derivative. The provisions of this statement are applicable for all financial instruments acquired, issued or subject to a remeasurement (new basis) event occurring in fiscal years beginning after September 15, 2006. The Company will adopt this standard on January 1, 2007 and does not expect the provisions of this statement to have a material impact on the Company’s financial position, results of operations or cash flows.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Uncertain Tax Positions: In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 requires that the impact of a tax position be recognized in the financial statements if it is more likely than not that the tax position will be sustained on tax audit, based on the technical merits of the position. FIN No. 48 also provides guidance on derecognition of tax positions that do not meet the “more likely than not” standard, classification of tax assets and liabilities, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN No. 48 on the Company’s financial position, results of operations and cash flows.
     Fair Value Measurements: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but eliminates inconsistencies in guidance found in various prior accounting pronouncements. The provisions of this statement are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157 on the Company’s financial position, results of operations and cash flows.
     Quantifying Misstatements: In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which is aimed at eliminating the diversity in practice of quantifying an identified misstatement by putting forward a single quantification framework to be used by all public companies. The provisions of SAB No. 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company adopted the provisions of this statement during the fourth quarter of fiscal 2006 and it did not have a material impact on the Company’s financial position, results of operations or cash flows.
     Defined Benefit Pension and Other Postretirement Plans: In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires the recognition of the funded status of a defined benefit plan in the statement of financial position, requires that changes in the funded status be recognized through comprehensive income, changes the measurement date for defined benefit plan assets and obligations to the entity’s fiscal year-end and expands disclosures. The recognition and disclosures under SFAS No. 158 are required as of the end of the fiscal year ending after December 15, 2006 while the new measurement date is effective for fiscal years ending after December 15, 2008. The new measurement date provisions of SFAS No. 158 will not affect the Company, as the measurement date for the Company’s defined benefit pension and postretirement plan assets and obligations is currently the Company’s fiscal year-end. The Company adopted the recognition and disclosure provisions of this statement as of December 31, 2006 and included in accumulated other comprehensive income, net of tax as of December 31, 2006, the gains and losses and prior service costs and credits that pursuant to SFAS No. 87 and 106 have not been recognized as components of net periodic benefit cost. The Company also recognized in its consolidated balance sheet an asset or a liability that represents the funded status of its various defined benefit pension and postretirement plans. See Note 13 for additional information regarding the effect of adopting the recognition and disclosure provisions of this statement.
Note 3—Acquisitions
Acquisition of Taut, Inc.
     On November 8, 2006, the Company completed the acquisition of Taut, Inc. (“Taut”), a producer of instruments and devices for minimally invasive surgical procedures, particularly laparoscopic surgery, for $28,002. The results for Taut are included in the Company’s Medical Segment.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The acquisition has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The following table presents the preliminary allocation of purchase price for the Taut acquisition based on estimated fair values:

Assets
Accounts receivable	$1,360
Inventories	1,787
Property, plant and equipment	869
Goodwill	12,574
Intangible assets	11,780

Total assets acquired	$28,370

Less:
Accounts payable	$271
Accrued expenses	97

Liabilities assumed	$368

Net assets acquired	$28,002

     The amount allocated to goodwill is reflective of the benefit the Company expects to realize from integrating Taut into its surgical business. Goodwill is deductible for tax purposes. Of the $11,780 in intangible assets, $6,918 and $344 were assigned to technology and customer relationships, respectively, with estimated remaining amortizable lives of 5 years. $4,518 was assigned to trade names with indefinite useful lives.
     The following table provides unaudited pro forma results of operations for the periods noted below, as if the acquisition had been made at the beginning of each period. The pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisition had been completed at that time.

	2006	2005
Revenues	$2,522,933	$2,396,604
Income from continuing operations before interest, taxes and minority interest	$244,136	$241,235
Net income	$139,387	$138,348
Diluted net earnings per share	$3.49	$3.38
Acquisition of Ecotrans Technologies, Inc.
     On November 30, 2006, the Company completed the acquisition of all of the issued and outstanding capital stock of Ecotrans Technologies, Inc. (“Ecotrans”), a leading supplier of locomotive anti-idling and emissions reduction solutions for the railroad industry, for $10,118. Based on the purchase price allocation as of December 31, 2006, $4,016 of goodwill was recognized in the transaction. The results for Ecotrans are included in the Company’s Commercial Segment.
2005 Acquisition
     In 2005, the Company acquired a small repair products and services business in the Aerospace Segment for $8,000. Based on the purchase price allocation, no goodwill was recognized in the transaction.
Acquisition of Hudson Respiratory Care, Inc.
     On July 6, 2004, the Company completed the acquisition of all of the issued and outstanding capital stock of Hudson Respiratory Care Inc. (“HudsonRCI), a provider of disposable medical products for respiratory care and anesthesia, for $457,499. The results for HudsonRCI are included in the Company’s Medical Segment.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table provides unaudited pro forma results of operations for 2004, as if the acquisition had been made at the beginning of 2004. The pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisition had been completed at that time.

2004
Revenues	$2,464,556
Income from continuing operations before interest, taxes and minority interest	$129,565
Net loss	$(17,223)
Diluted net loss per share	$(0.43)
     The unaudited pro forma results of operations for the twelve months ended December 26, 2004 includes $25,686 of expenses, or $0.63 per share, incurred by HudsonRCI in contemplation of the transaction. These expenses include bonus and stock option settlement expenses, professional fees, broker fees and insurance costs.
     In connection with this acquisition, the Company formulated a plan related to the future integration of the acquired entity. The Company finalized the integration plan during the second quarter of 2005 and the integration activities are ongoing as of December 31, 2006. The Company expects the integration activities to be completed during the first quarter of 2007. The Company has accrued estimates for certain costs, related primarily to personnel reductions and facility closings and the termination of certain distribution agreements at the date of acquisition, in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” During June 2006, the Company determined that the remaining integration cost accrual exceeded the total amount of the remaining estimated integration costs and therefore adjusted the accrual with a corresponding reduction to goodwill. Set forth below is a reconciliation of the Company’s future integration cost accrual:

	Involuntary Employee	Facility Closure and
	Termination Benefits	Restructuring Costs	Total
Balance at acquisition	$14,217	$9,205	$23,422
Costs incurred	(4,550)	(2,200)	(6,750)
Adjustments to reserve	—	(1,420)	(1,420)

Balance at December 26, 2004	9,667	5,585	15,252
Costs incurred	(3,470)	(2,829)	(6,299)
Adjustments to reserve	965	2,158	3,123

Balance at December 25, 2005	7,162	4,914	12,076
Costs incurred	(4,569)	(3,124)	(7,693)
Adjustments to reserve	(2,517)	(1,027)	(3,544)

Balance at December 31, 2006	$76	$763	$839

Note 4—Restructuring
     The amounts recognized in restructuring and impairment charges for 2006, 2005 and 2004 consisted of the following:

	2006	2005	2004
2006 restructuring program	$5,854	$—	$—
Aerospace segment restructuring activity	609	—	—
2004 restructuring and divestiture program	10,382	27,066	67,618
Aggregate impairment charges – investments and certain fixed assets	7,378	—	—
Impairment charge – goodwill (See Note 1)	1,003	—	—

	$25,226	$27,066	$67,618

2006 Restructuring Program
     In June 2006, the Company began certain restructuring initiatives that affect all three of the Company’s operating segments. These initiatives involve the consolidation of operations and a related reduction in workforce at several of the Company’s facilities in Europe and North America. The Company has determined to undertake these initiatives as a means to improving operating performance and to better leverage the Company’s existing resources.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     For 2006, the charges associated with the 2006 restructuring program by segment that are included in restructuring and impairment charges were as follows:

	2006
	Commercial	Medical	Aerospace	Total
Termination benefits	$2,392	$1,419	$1,042	$4,853
Contract termination costs	119	—	—	119
Other restructuring costs	730	94	58	882

	$3,241	$1,513	$1,100	$5,854

     Termination benefits are comprised of severance-related payments for all employees terminated in connection with the 2006 restructuring program. Contract termination costs relate primarily to the termination of leases in conjunction with the consolidation of facilities in the Company’s Commercial Segment. Other restructuring costs include expenses primarily related to the consolidation of operations and the reorganization of administrative functions.
     At December 31, 2006, the accrued liability associated with the 2006 restructuring program consisted of the following and was entirely due within twelve months:

	Balance at			Balance at
	December 25,	Subsequent		December 31,
	2005	Accruals	Payments	2006
Termination benefits	$—	$4,853	$(1,447)	$3,406
Contract termination costs	—	119	(24)	95
Other restructuring costs	—	882	(878)	4

	$—	$5,854	$(2,349)	$3,505

     As of December 31, 2006, the Company expects to incur the following future restructuring costs associated with the 2006 restructuring program in its Commercial, Medical and Aerospace segments over the next two quarters:

	Commercial	Medical	Aerospace
Termination benefits	$500–1,000	$500–1,000	$150– 500
Contract termination costs	—	500– 600	500– 600
Other restructuring costs	225– 700	300– 500	300– 500

	$725–1,700	$1,300–2,100	$950–1,600

Aerospace Segment Restructuring Activity
     During the first quarter of 2006, the Company began a restructuring activity in its Aerospace Segment. The actions relate to the closure of a manufacturing facility, termination of employees and relocation of operations. For 2006, the Company recorded termination benefits of $433, asset impairments of $139 and other restructuring costs of $37 that are included in restructuring and impairment charges. As of December 31, 2006, the accrued liability associated with this activity was $38 and was entirely due within twelve months. The Company does not expect to incur future restructuring costs associated with this activity.
2004 Restructuring and Divestiture Program
     During the fourth quarter of 2004, the Company announced and commenced implementation of a restructuring and divestiture program designed to improve future operating performance and position the Company for future earnings growth. The actions have included exiting or divesting of non-core or low performing businesses, consolidating manufacturing operations and reorganizing administrative functions to enable businesses to share services.
     Certain costs associated with the 2004 restructuring and divestiture program are not included in restructuring and impairment charges. All inventory adjustments that resulted from the 2004 restructuring and divestiture program and certain other costs associated with closing out businesses during 2005 and 2004 are included in materials, labor and other product costs and totaled

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
$2,000 and $16,579, respectively. The $2,000 in costs for 2005 related to the Company’s Aerospace Segment. Of the $16,579 in costs for 2004, $4,537 and $12,042 were attributed to the Company’s Commercial and Aerospace segments, respectively.
     For 2006, 2005 and 2004, the charges, including changes in estimates, associated with the 2004 restructuring and divestiture program by segment that are included in restructuring and impairment charges were as follows:

2006
Medical
Termination benefits	$(706)
Contract termination costs	2,122
Asset impairments	927
Other restructuring costs	8,039

$10,382

	2005
	Commercial	Medical	Aerospace	Total
Termination benefits	$2,456	$6,492	$517	$9,465
Contract termination costs	(154)	1,184	—	1,030
Asset impairments	156	3,270	1,898	5,324
Other restructuring costs	943	9,694	610	11,247

	$3,401	$20,640	$3,025	$27,066

	2004
	Commercial	Medical	Aerospace	Total
Termination benefits	$8,407	$6,625	$1,388	$16,420
Contract termination costs	775	—	2,300	3,075
Asset impairments	11,244	3,681	32,662	47,587
Other restructuring costs	390	146	—	536

	$20,816	$10,452	$36,350	$67,618

     Termination benefits are comprised of severance-related payments for all employees terminated in connection with the 2004 restructuring and divestiture program. Contract termination costs relate primarily to the termination of leases in conjunction with the consolidation of facilities in the Company’s Medical Segment and in 2005 also include a $531 reduction in the estimated cost associated with a lease termination in conjunction with the consolidation of manufacturing facilities in the Company’s Commercial Segment. Asset impairments relate primarily to machinery and equipment associated with the consolidation of manufacturing facilities and in 2004 also relate to goodwill associated with the Company’s Industrial Gas Turbine aftermarket services business. Other restructuring costs include expenses primarily related to the consolidation of manufacturing operations and the reorganization of administrative functions.
     Set forth below is a reconciliation of the Company’s accrued liability associated with the 2004 restructuring and divestiture program. At December 31, 2006, the accrued liability was entirely due within twelve months:

		Subsequent
	Balance at	Accruals and		Balance at
	December 25,	Changes in		December 31,
	2005	Estimates	Payments	2006
Termination benefits	$7,848	$(706)	$(6,938)	$204
Contract termination costs	775	2,122	(945)	1,952
Other restructuring costs	31	8,039	(7,971)	99

	$8,654	$9,455	$(15,854)	$2,255

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

		Subsequent
	Balance at	Accruals and		Balance at
	December 26,	Changes in		December 25,
	2004	Estimates	Payments	2005
Termination benefits	$15,014	$9,465	$(16,631)	$7,848
Contract termination costs	3,075	1,030	(3,330)	775
Other restructuring costs	228	11,247	(11,444)	31

	$18,317	$21,742	$(31,405)	$8,654

     As of December 31, 2006, the Company expects to incur the following future restructuring costs associated with the 2004 restructuring and divestiture program in its Medical Segment during 2007:

Termination benefits	$100 – 150
Contract termination costs	—
Other restructuring costs	1,500 – 3,000

$1,600 – 3,150

Impairment Charges
     During 2006, the Company determined that three minority held investments and certain fixed assets were impaired and recorded an aggregate charge of $7,378, which is included in restructuring and impairment charges.
Note 5—Inventories
     Inventories at year end consisted of the following:

	2006	2005
Raw materials	$214,440	$199,955
Work-in-process	65,058	70,870
Finished goods	182,954	178,019

	462,452	448,844
Less: Inventory reserve	(46,573)	(44,573)

Inventories	$415,879	$404,271

Note 6—Property, plant and equipment
     The major classes of property, plant and equipment, at cost, at year end are as follows:

	2006	2005
Land, buildings and leasehold improvements	$244,095	$180,275
Machinery and equipment	689,608	681,895
Computer equipment and software	66,991	64,679
Construction in progress	41,921	42,099

	1,042,615	968,948
Less: Accumulated depreciation	(620,437)	(521,132)

Property, plant and equipment, net	$422,178	$447,816

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Note 7—Goodwill and other intangible assets
     Changes in the carrying amount of goodwill, by operating segment, for 2006 are as follows:

	Commercial	Medical	Aerospace	Total
Goodwill at December 25, 2005	$105,435	$391,933	$7,298	$504,666
Acquisitions	4,016	12,675	—	16,691
Dispositions	(172)	(938)	—	(1,110)
Impairment	—	(1,003)	—	(1,003)
Adjustments (1)	1,963	(14,076)	—	(12,113)
Translation adjustment	3,636	3,239	—	6,875

Goodwill at December 31, 2006	$114,878	$391,830	$7,298	$514,006

(1)	Goodwill adjustments relate primarily to the adjustment of the HudsonRCI integration cost accrual (see Note 3) and to purchase price allocation changes associated with certain tax adjustments.
     Intangible assets at year end consisted of the following:

	Gross Carrying Amount		Accumulated Amortization
	2006	2005	2006	2005
Customer lists	$84,593	$80,362	$20,246	$13,930
Intellectual property	68,476	59,174	28,388	22,967
Distribution rights	36,266	35,820	19,124	16,602
Trade names	90,252	85,464	—	—

	$279,587	$260,820	$67,758	$53,499

     Amortization expense related to intangible assets was $13,952, $13,624, and $13,579 for 2006, 2005 and 2004, respectively. Estimated annual amortization expense for each of the five succeeding years is as follows:

2007	$14,700
2008	14,600
2009	14,400
2010	14,000
2011	13,500
Note 8—Borrowings
     Long-term borrowings at year end consisted of the following:

	2006	2005
Senior notes at an average fixed rate of 5.6%, due in installments through 2016	$410,500	$417,000
Term loan notes, primarily non-U.S. dollar denominated, at an average rate of 4.8%, with an average maturity of 2 years	54,797	97,265
Revolving credit loans at an average interest rate of 5.6%, due 2011	19,591	17,371
Other debt, mortgage notes and capital lease obligations, at interest rates ranging from 3% to 7%	9,180	10,244

	494,068	541,880
Current portion of borrowings	(6,698)	(36,608)

	$487,370	$505,272

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The various senior and term note agreements require the maintenance of certain financial ratios and limit the repurchase of the Company’s stock and payment of cash dividends. As of December 31, 2006, the Company was in compliance with these provisions. Under the most restrictive of these provisions, $148,000 of retained earnings was available for dividends and stock repurchases at December 31, 2006.
     Notes payable at December 31, 2006 consists of demand loans due to banks of $24,324 at an average interest rate of 5.2%. In addition, the Company has approximately $571,000 available under several interest rate alternatives in unused lines of credit.
     Interest expense in 2006, 2005 and 2004 did not differ materially from interest paid, nor did the carrying value of year-end long-term borrowings differ materially from fair value.
     The aggregate amount of notes payable and long-term debt, including capital leases, maturing in the next five years are as follows:

2007	$31,022
2008	66,488
2009	1,291
2010	—
2011	169,591
Note 9—Financial instruments
     The Company uses forward rate contracts to manage currency transaction exposure and interest rate swaps for exposure to interest rate changes. These cash flow hedges are recorded on the balance sheet at fair market value and subsequent changes in value are recognized in the statement of income or as part of comprehensive income. Approximately $669 of the amount in accumulated other comprehensive income at December 31, 2006 would be reclassified as expense to the statement of income during 2007 should foreign currency exchange rates and interest rates remain at December 31, 2006 levels.
     The following table provides financial instruments activity included as part of accumulated other comprehensive income, net of tax:

	2006	2005
Amount at beginning of year	$(1,983)	$(1,039)
Additions and revaluations	3,048	(1,789)
Clearance of hedge results to income	(1,814)	845

Amount at end of year	$(749)	$(1,983)

Note 10—Shareholders’ equity
     The authorized capital of the Company is comprised of 100,000,000 common shares, $1 par value, and 500,000 preference shares. No preference shares have been outstanding during the last three years.
     On July 25, 2005, the Company’s Board of Directors authorized the repurchase of up to $140 million of outstanding Company common stock over twelve months ended July 2006. In June 2006, the Company’s Board of Directors extended for an additional six months, until January 2007, its authorization for the repurchase of shares. Under the approved plan, the Company repurchased (in thousands) a total of 2,317 shares on the open market during 2005 and 2006 for an aggregate purchase price of $140,000, and aggregate fees and commissions of $69.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner except that the weighted average number of shares is increased for dilutive securities. The difference between basic and diluted weighted average common shares results from the assumption that dilutive stock options were exercised. A reconciliation of basic to diluted weighted average shares outstanding is as follows:

	2006	2005	2004
	(Shares in thousands)
Basic	39,760	40,516	40,205
Dilutive shares assumed issued	228	442	290

Diluted	39,988	40,958	40,495

     Weighted average stock options (in thousands) of 406, 199 and 790 were antidilutive and therefore not included in the calculation of earnings per share for 2006, 2005 and 2004, respectively.
     Accumulated other comprehensive income at year end consisted of the following:

	2006	2005
Financial instruments marked to market, net of tax	$(749)	$(1,983)
Cumulative translation adjustment	73,657	26,189
Defined benefit pension and postretirement plans, net of tax	(42,873)	(17,592)

Accumulated other comprehensive income	$30,035	$6,614

Note 11—Stock compensation plans
     The Company has stock-based compensation plans that provide for the granting of incentive and non-qualified options to officers and key employees to purchase up to 4,000,000 shares of common stock at the market price of the stock on the dates options are granted. Outstanding options generally are exercisable three to five years after the date of the grant and expire no more than ten years after the grant.
     The following table summarizes the option activity as of December 31, 2006 and changes during the year then ended:

			Weighted
			Average
		Weighted	Remaining
	Shares	Average	Contractual	Aggregate
	Subject to	Exercise	Life	Intrinsic
	Options	Price	In Years	Value
Outstanding, beginning of the year	1,809,234	$46.82
Granted	714,131	64.08
Exercised	(224,571)	45.76
Forfeited or expired	(189,796)	55.87

Outstanding, end of the year	2,108,998	$51.96	7.2	$26,981

Exercisable, end of the year	1,084,924	$45.17	5.7	$21,070

     As of December 31, 2006, 928,029 shares were available for future grant under the plans.
     The weighted average grant-date fair value was $14.24, $12.45 and $10.64 for options granted during 2006, 2005 and 2004, respectively. The total intrinsic value of options exercised was $4,464, $11,064 and $8,758 during 2006, 2005 and 2004, respectively.
     During 2006, the Company issued 40,930 shares of restricted stock with vesting periods ranging from 6 months to 2 years. The Company recorded $991 of expense related to the portion of these shares that vested during 2006, which is included in selling, engineering and administrative expenses.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Note 12—Income taxes
     The following table summarizes the components of the provision for income taxes from continuing operations:

	2006	2005	2004
Current:
Federal	$(11,583)	$18,998	$4,107
State	1,374	(1,698)	1,411
Foreign	46,298	13,946	9,870

Deferred:
Federal	29,765	18,477	(10,076)
State	83	1,662	(319)
Foreign	(15,642)	(4,454)	6,304

	$50,295	$46,931	$11,297

     The following table summarizes the U.S. and non-U.S. components of income from continuing operations before taxes and minority interest:

	2006	2005	2004
United States	$51,398	$72,237	$14,390
Other	157,268	129,226	86,504

	$208,666	$201,463	$100,894

     Income taxes paid were $65,151, $29,560 and $23,042 in 2006, 2005 and 2004, respectively.
     Reconciliations between the statutory federal income tax rate and the effective income tax rate for 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Federal statutory rate	35.00%	35.00%	35.00%
Export sales benefit	(0.37%)	(1.04%)	(2.72%)
American Jobs Creation Act (“AJCA”) repatriation benefit	0.00%	(2.89%)	0.00%
Taxes on foreign earnings	(8.00%)	(6.10%)	(20.34%)
State taxes, net of federal benefit	0.94%	(0.01%)	0.90%
Other, net	(3.47%)	(1.67%)	(1.64%)

	24.10%	23.29%	11.20%

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Significant components of the deferred tax assets and liabilities at year end were as follows:

	2006	2005
Deferred tax assets:
Tax loss carryforwards	$80,288	$71,928
Intangibles — asset acquisitions	17,391	22,342
Accrued employee benefits	25,455	22,467
Tax credit carryforwards	36,554	22,664
Pension	2,844	11,375
Inventories	9,292	9,713
Bad debts	4,235	7,602
Other reserves and accruals	40,824	32,013
Less: Valuation allowance	(51,323)	(32,598)

Total deferred tax assets	165,560	167,506

Deferred tax liabilities:
Fixed assets	61,068	71,425
Intangibles — stock acquisitions	50,589	62,859
Foreign exchange	2,423	9,140
Accrued expenses	15,675	3,014
Other	7,316	7,842

Total deferred tax liabilities	137,071	154,280

Net deferred tax asset	$28,489	$13,226

     At December 31, 2006, the cumulative unremitted earnings of subsidiaries outside the United States, for which no income or withholding taxes have been provided, approximated $321,000. Such earnings are expected to be reinvested indefinitely and as a result, no deferred tax liability has been recognized with regard to the remittance of such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.
     Under the tax laws of various jurisdictions in which the Company operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward, subject to statutory limitations, to reduce taxable income or taxes payable in a future tax year. At December 31, 2006, the tax effect of such carry forwards approximated $116,842. Of this amount, $6,009 has no expiration date, $3,303 expires after 2006 but before the end of 2011 and $107,530 expires after 2011. A substantial amount of these carryforwards consist of tax losses which were acquired in an acquisition by the Company in 2004. Therefore, the utilization of these tax attributes is subject to an annual limitation imposed by Section 382 of the Internal Revenue Code. It is not expected that this annual limitation will prevent the Company from utilizing its carryforwards. The determination of state net operating loss carryforwards are dependent upon the U.S. subsidiaries’ taxable income or loss, apportionment percentages and other respective state laws, which can change year to year and impact the amount of such carryforward.
     The valuation allowance for deferred tax assets of $51,323 and $32,598 at December 31, 2006 and December 25, 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, which requires that a valuation allowance be established and maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. The valuation allowance increase in 2006 was primarily attributable to the recording of deferred tax assets associated with state tax loss carryforwards at full value which required a valuation allowance.
     Several foreign subsidiaries continue to operate under separate tax holiday arrangements as granted by certain foreign jurisdictions. The nature and extent of such arrangements vary and the benefits of such arrangements phase out in future years according to the specific terms and schedules as set forth by the particular taxing authorities having jurisdiction over the arrangements. The most significant arrangement expires in March 2008.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Note 13—Pension and other postretirement benefits
     The Company has a number of defined benefit pension and postretirement plans covering eligible U.S. and non-U.S. employees. The defined benefit pension plans are noncontributory. The benefits under these plans are based primarily on years of service and employees’ pay near retirement. The Company’s funding policy for U.S. plans is to contribute annually, at a minimum, amounts required by applicable laws and regulations. Obligations under non-U.S. plans are systematically provided for by depositing funds with trustees or by book reserves.
     The parent Company and certain subsidiaries provide medical, dental and life insurance benefits to pensioners and survivors. The associated plans are unfunded and approved claims are paid from Company funds.
     The following table illustrates the incremental effect of applying SFAS No. 158 on individual line items in the December 31, 2006 consolidated balance sheet:

	Before	Adjustments	Consolidated
	Application of	Required by	Balance Sheet at
	SFAS No. 158	SFAS No. 158	December 31, 2006
Deferred tax assets	$59,446	$1,517	$60,963
Total current assets	1,138,012	1,517	1,139,529
Intangibles and other assets	262,991	(3,762)	259,229
Deferred tax assets	(6,533)	7,567	1,034
Total assets	2,353,730	5,322	2,359,052
Payroll and benefit-related liabilities	70,413	3,994	74,407
Total current liabilities	466,781	3,994	470,775
Deferred tax liabilities	34,774	(1,430)	33,344
Pension and postretirement benefit liabilities	77,269	19,922	97,191
Total liabilities	1,105,088	22,486	1,127,574
Accumulated other comprehensive income	47,199	(17,164)	30,035
Total shareholders’ equity	1,206,585	(17,164)	1,189,421
Total liabilities and shareholders’ equity	2,353,730	5,322	2,359,052
     Net benefit cost for pension and postretirement benefit plans consisted of the following:

	Pension			Other Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$3,607	$4,716	$4,789	$311	$280	$231
Interest cost	11,784	11,339	10,871	1,490	1,342	1,283
Expected return on plan assets	(12,553)	(9,978)	(16,247)	—	—	—
Net amortization and deferral	2,465	898	8,149	937	740	439
Curtailment charge (credit)	—	(585)	—	—	79	—

Net benefit cost	$5,303	$6,390	$7,562	$2,738	$2,441	$1,953

     The estimated net loss, prior service cost and net transition obligation for U.S. and foreign defined benefit pension plans that will be amortized from accumulated other comprehensive income into net benefit cost during 2007 are $2,862, $(128) and $78, respectively. The estimated net loss, prior service cost and net transition obligation for postretirement benefit plans that will be amortized from accumulated other comprehensive income into net benefit cost during 2007 are $607, $90 and $217, respectively.
     The weighted average assumptions for U.S. and foreign plans used in determining net benefit cost were as follows:

	Pension			Other Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.71%	5.75%	6.5%	5.75%	5.75%	6.5%
Rate of return	8.73%	8.54%	8.66%	—	—	—
Initial healthcare trend rate	—	—	—	9.0%	10.0%	8.0%
Ultimate healthcare trend rate	—	—	—	4.5%	4.5%	4.5%

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Summarized information on the Company’s pension and postretirement benefit plans, measured as of year end, and the amounts recognized in the consolidated balance sheet and in accumulated other comprehensive income were as follows:

	Pension		Other Benefits
	2006	2005	2006	2005
Benefit obligation, beginning of year	$207,145	$200,854	$26,110	$21,984
Service cost	3,332	4,716	311	280
Interest cost	11,784	11,339	1,490	1,342
Amendments	765	751	1,102	748
Actuarial loss	11,294	9,511	1,478	3,888
Currency translation	7,574	(4,919)	—	—
Benefits paid	(8,468)	(8,470)	(2,194)	(1,946)
Medicare Part D reimbursement	—	—	168	—
Divestitures	(27)	—	—	—
Curtailments	—	(6,637)	—	(186)

Benefit obligation, end of year	233,399	207,145	28,465	26,110

Fair value of plan assets, beginning of year	144,436	132,278	—	—
Actual return on plan assets	12,101	10,039	—	—
Contributions	10,990	11,219	—	—
Benefits paid	(8,468)	(8,470)	—	—
Currency translation	2,778	(630)	—	—

Fair value of plan assets, end of year	161,837	144,436	—	—

Funded status, end of year	$(71,562)	(62,709)	$(28,465)	(26,110)

Unrecognized transition obligation		959		1,509
Unrecognized net actuarial loss		43,727		9,288
Unrecognized prior service cost		(1,360)		558

Net amount recognized		$(19,383)		$(14,755)

	Pension		Other Benefits
	2006	2005	2006	2005
Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$1,158	$740	$—	$—
Payroll and benefit-related liabilities	(1,920)	—	(2,074)	—
Pension and postretirement benefit liabilities	(70,800)	(50,594)	(26,391)	(14,755)
Intangible asset	—	2,096	—	—
Accumulated other comprehensive income	55,384	28,375	12,997	—

	$(16,178)	$(19,383)	$(15,468)	$(14,755)

	Pension		Other Benefits
	2006	2005	2006	2005
Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$54,814	n/a	$10,135	n/a
Prior service cost (credit)	(417)	n/a	1,570	n/a
Net transition obligation	987	n/a	1,292	n/a

	$55,384	n/a	$12,997	n/a

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The weighted average assumptions for U.S. and foreign plans used in determining benefit obligations as of year end were as follows:

	Pension		Other Benefits
	2006	2005	2006	2005
Discount rate	5.46%	5.71%	5.85%	5.75%
Expected return on plan assets	7.52%	8.73%	—	—
Rate of compensation increase	3.0%	3.1%	—	—
Initial healthcare trend rate	—	—	8.0%	9.0%
Ultimate healthcare trend rate	—	—	4.5%	4.5%
     The discount rate for U.S. plans of 5.85% was established by comparing the projection of expected benefit payments to the Citigroup Pension Discount Curve (published monthly) as of December 31, 2006. The expected benefit payments are discounted by each corresponding discount rate on the yield curve. Once the present value of the string of benefit payments is established, the Company solves for the single spot rate to apply to all obligations of the plan that will exactly match the previously determined present value.
     The Citigroup Pension Discount Curve is constructed beginning with a U.S. Treasury par curve that reflects the entire Treasury and Separate Trading of Registered Interest and Principal Securities (“STRIPS”) market. From the Treasury curve, Citibank produces a AA corporate par curve by adding option-adjusted spreads that are drawn from the AA corporate sector of the Citigroup Broad Investment–Grade Bond Index. Finally, from the AA corporate par curve, Citigroup derives the spot rates that constitute the Pension Discount Curve. For payments beyond 30 years the Company extends the curve assuming that the discount rate derived in year 30 is extended to the end of the plan’s payment expectations.
     Increasing the assumed healthcare trend rate by 1% would increase the benefit obligation by $2,678 and would increase the 2006 benefit expense by $253. Decreasing the trend rate by 1% would decrease the benefit obligation by $2,265 and would decrease the 2006 benefit expense by $135.
     The accumulated benefit obligation for all U.S. and foreign defined benefit pension plans was $221,942 and $193,536 for 2006 and 2005, respectively.
     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for U.S. and foreign plans with accumulated benefit obligations in excess of plan assets were $233,399, $221,942 and $161,837, respectively for 2006 and $205,457, $192,039 and $141,804, respectively for 2005.
     Plan assets are allocated among various categories of equities, fixed income, cash and cash equivalents with professional investment managers whose performance is actively monitored. The target allocation among plan assets allows for variances based on economic and market trends. The primary investment objective is long-term growth of assets in order to meet present and future benefit obligations. The Company periodically conducts an asset/liability modeling study to ensure the investment strategy is aligned with the profile of benefit obligations.
     The plan asset allocations for U.S. and foreign plans are as follows:

	Target	% of Assets
	Allocation	2006	2005
Equity securities	60%	64%	68%
Debt securities	30%	19%	18%
Real estate	10%	17%	14%

	100%	100%	100%

     The Company’s contributions to U.S. and foreign pension plans during 2007 are expected to be in the range of $10 million to $14 million. Contributions to postretirement healthcare plans during 2007 are expected to be approximately $2 million.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The Company’s expected benefit payments for U.S. and foreign plans for each of the five succeeding years and the aggregate of the five years thereafter, net of the annual Medicare Part D subsidy of approximately $220, is as follows:

	Pension	Other Benefits
2007	$8,949	$2,074
2008	9,402	2,138
2009	9,866	2,187
2010	10,463	2,223
2011	11,124	2,236
Years 2012 - 2016	66,963	10,979
     The Company maintains a number of defined contribution savings plans covering eligible U.S. and non-U.S. employees. The Company partially matches employee contributions. Costs related to these plans were $9,132, $8,914 and $9,952 for 2006, 2005 and 2004, respectively.
Note 14—Commitments and contingent liabilities
     Product warranty liability: The Company warrants to the original purchaser of certain of its products that it will, at its option, repair or replace, without charge, such products if they fail due to a manufacturing defect. Warranty periods vary by product. The Company has recourse provisions for certain products that would enable recovery from third parties for amounts paid under the warranty. The Company accrues for product warranties when, based on available information, it is probable that customers will make claims under warranties relating to products that have been sold, and a reasonable estimate of the costs (based on historical claims experience relative to sales) can be made. Set forth below is a reconciliation of the Company’s estimated product warranty liability for 2006:

Balance – December 25, 2005	$14,156
Accrued for warranties issued in 2006	12,503
Settlements (cash and in kind)	(13,008)
Accruals related to pre-existing warranties	(143)
Effect of translation	550

Balance – December 31, 2006	$14,058

     Operating leases: The Company uses various leased facilities and equipment in its operations. The terms for these leased assets vary depending on the lease agreement. In connection with these operating leases, the Company has residual value guarantees in the amount of $4,771 at December 31, 2006. The Company’s future payments cannot exceed the minimum rent obligation plus the residual value guarantee amount. The guarantee amounts are tied to the unamortized lease values of the assets under lease, and are due should the Company decide neither to renew these leases, nor to exercise its purchase option. At December 31, 2006, the Company had no liabilities recorded for these obligations. Any residual value guarantee amounts paid to the lessor may be recovered by the Company from the sale of the assets to a third party.
     Future minimum lease payments (including residual value guarantee amounts) under noncancelable operating leases are as follows:

2007	$35,115
2008	30,485
2009	26,008
2010	19,853
2011	15,508
     Rental expense under operating leases was $36,504, $33,115 and $35,877 in 2006, 2005 and 2004, respectively.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Accounts receivable securitization program: The Company uses an accounts receivable securitization program to gain access to enhanced credit markets and reduce financing costs. As currently structured, the Company sells certain trade receivables on a non-recourse basis to a consolidated special purpose entity, which in turn sells an interest in those receivables to a commercial paper conduit. The conduit issues notes secured by that interest to third party investors. The assets of the special purpose entity are not available to satisfy the obligations of the Company. In accordance with the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” transfers of assets under the program qualify as sales of receivables and accordingly, $40,068 of accounts receivable and the related amounts previously recorded in notes payable were removed from the consolidated balance sheet as of both December 31, 2006 and December 25, 2005.
     Environmental: The Company is subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take further action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. Much of this liability results from the U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), often referred to as Superfund, the U.S. Resource Conservation and Recovery Act (“RCRA”) and similar state laws. These laws require the Company to undertake certain investigative and remedial activities at sites where the Company conducts or once conducted operations or at sites where Company-generated waste was disposed.
     Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. At December 31, 2006 and December 25, 2005, the Company’s consolidated balance sheet included an accrued liability of $7,417 and $6,317, respectively, relating to these matters. Considerable uncertainty exists with respect to these costs and, under adverse changes in circumstances, potential liability may exceed the amount accrued as of December 31, 2006. The time-frame over which the accrued or presently unrecognized amounts may be paid out, based on past history, is estimated to be 15-20 years.
     Litigation: The Company is a party to various lawsuits and claims arising in the normal course of business. These lawsuits and claims include actions involving product liability, intellectual property, employment and environmental matters. Based on information currently available, advice of counsel, established reserves and other resources, the Company does not believe that any such actions are likely to be, individually or in the aggregate, material to its business, financial condition, results of operations or liquidity. However, in the event of unexpected further developments, it is possible that the ultimate resolution of these matters, or other similar matters, if unfavorable, may be materially adverse to the Company’s business, financial condition, results of operations or liquidity. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.
     In February 2004, a jury verdict of $34,800 was rendered against one of the Company’s subsidiaries in a trademark infringement action. In February 2005, the trial judge entered an order rejecting the jury award in its entirety. In October 2006, the United States Court of Appeals for the Federal Circuit upheld the February 2005 decision. As no appeal of the Court of Appeals’ decision was filed within the requisite time for filing appeals in this matter, the decision has become final.
     Other: The Company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.
Note 15—Business segments and other information
     The Company has determined that its reportable segments are Commercial, Medical and Aerospace.
     The Commercial Segment businesses principally design, manufacture and distribute engineered products in the technical areas of driver control, motion control, power and vehicle management and fluid management. The Company’s products are used by a wide range of markets including the passenger car and light truck, marine, recreational, mobile power equipment, military, agricultural and construction vehicle, truck and bus and various other industrial equipment sectors.
     The Medical Segment businesses develop, manufacture and distribute disposable medical products, surgical instruments and medical devices, and specialty devices that support healthcare providers and medical equipment manufacturers. The Company’s products are largely sold and distributed to hospitals and healthcare providers in a range of clinical settings.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The Aerospace Segment businesses develop and provide repair products and services for flight and ground-based turbine engines and design, manufacture and market cargo-handling systems to commercial aviation, military and industrial markets worldwide.
     Information about continuing operations by business segment is as follows:

	2006	2005	2004
Segment data:
Commercial	$1,250,838	$1,189,645	$1,200,848
Medical	858,676	831,138	736,352
Aerospace	405,372	366,830	334,792

Revenues	2,514,886	2,387,613	2,271,992

Commercial	78,363	81,129	105,665
Medical	161,707	149,956	116,664
Aerospace	40,224	26,643	(6,764)

Segment operating profit (1)	280,294	257,728	215,565
Corporate expenses	34,936	23,955	31,888
(Gain) loss on sales of businesses and assets	838	(14,557)	(2,733)
Restructuring and impairment charges	25,226	27,066	67,618
Minority interest	(24,957)	(20,337)	(19,219)

Income from continuing operations before interest, taxes and minority interest	$244,251	$241,601	$138,011

Identifiable assets:
Commercial	$710,917	$721,985	$842,176
Medical	921,401	927,996	1,093,971
Aerospace	251,629	247,362	355,048
Corporate (2)	464,920	488,806	346,155

	$2,348,867	$2,386,149	$2,637,350

Capital expenditures:
Commercial	$20,963	$23,526	$28,004
Medical	25,896	26,523	14,023
Aerospace	9,928	5,773	5,646
Corporate	770	1,655	1,884

	$57,557	$57,477	$49,557

Depreciation and amortization expense:
Commercial	$42,598	$42,316	$46,296
Medical	34,944	38,508	35,772
Aerospace	9,344	10,378	14,829
Corporate	4,818	2,173	2,474

	$91,704	$93,375	$99,371

(1)	Segment operating profit includes a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Unallocated corporate expenses, (gain) loss on sales of businesses and assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

(2)	Identifiable corporate assets include cash, investments in unconsolidated entities, property, plant and equipment and deferred tax assets primarily related to net operating losses and pension and retiree medical plans.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Information about continuing operations in different geographic areas is as follows:

	2006	2005	2004
Revenues (based on business unit location):
United States	$1,052,514	$1,028,468	$991,054
Other Americas	305,646	270,115	253,063
Germany	328,355	308,536	276,611
Other Europe	550,903	558,822	546,411
Asia / Australia	277,468	221,672	204,853

	$2,514,886	$2,387,613	$2,271,992

Net property, plant and equipment:
United States	$171,442	$193,355	$299,951
Other Americas	59,599	55,022	37,236
Germany	69,996	67,894	91,597
Other Europe	69,663	80,833	103,441
Asia / Australia	51,478	50,712	52,027

	$422,178	$447,816	$584,252

Note 16—Discontinued operations and assets held for sale
     On June 29, 2007, the Company completed the sale of Teleflex Aerospace Manufacturing Group (“TAMG”), a precision-machined components business in its Aerospace Segment for approximately $135,000, and recognized a gain of approximately $48,766, net of taxes of approximately $26,724.
     In October 2006, the Company sold a small medical business that was classified as held for sale during the second quarter of 2005 and recognized a loss on the sale of $481. The Company previously recognized a $956 reduction in the carrying value of this business to the estimated fair value of the business less costs to sell. During 2006, the Company recognized a loss on disposal of $484 in connection with a post-closing purchase price adjustment based on working capital for its divested automotive pedal systems business. Also during 2006, the Company recognized a pre-tax gain of $917 related to the first quarter 2005 divestiture of Sermatech International, a surface-engineering / specialty coatings business and recognized a pre-tax gain of $230 related to the third quarter 2005 divestiture of a European medical product sterilization business.
     In August 2005, the Company completed the sale of its automotive pedal systems business and received $7,500 in gross proceeds. The Company recognized a $20,874 reduction in the carrying value of this business to the estimated fair value of the business less costs to sell and recognized a loss on the sale of $1,686 in 2005. During the third quarter of 2005, the Company sold a European medical product sterilization business that was classified as held for sale during the second quarter of 2005 and recognized a pre-tax gain on the sale of $2,122 in 2005. During the second quarter of 2005, the Company adopted a plan to sell a small medical business and recognized a loss of $4,560 in 2005 based upon the excess of the carrying value of the business as compared to the estimated fair value of the business less costs to sell. On February 28, 2005, the Company completed the sale of Sermatech International, received gross proceeds of $79,868 and recorded a net gain on the sale of $34,415 in 2005.
     During the fourth quarter of 2004, the Company recognized a loss of $50,531 based upon a write-down of the automotive pedal systems business from its carrying value to the estimated fair value of the business less costs to sell. $44,466 of the write-down applied to long-lived assets, consisting primarily of machinery and equipment.
     For financial statement purposes, the results of operations and cash flows of these businesses have been segregated from those of continuing operations and are presented in the Company’s consolidated financial statements as discontinued operations. As of December 31, 2006 those assets and liabilities that qualified under SFAS No. 144 as “Held for Sale” have been presented as assets and liabilities held for sale. As of December 31, 2006, TAMG did not qualify as assets and liabilities held for sale and accordingly TAMG is not included in the assets and liabilities held for sale at December 31, 2006.

TELEFLEX INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Concluded)
     Revenues of discontinued operations were $135,851, $239,454 and $346,386 for 2006, 2005 and 2004, respectively. Operating income (loss) from discontinued operations was $9,878, $8,756 and $(72,018) for 2006, 2005 and 2004, respectively.
     As part of the Company’s 2006 restructuring program, the Company determined that assets totaling $4,062 met the criteria for held for sale classification during 2006. The assets are comprised primarily of land and a building that are no longer being used in the Company’s operations. In December 2006, the Company sold these assets and recognized a loss on the sale of $106. Also during 2006, the Company sold assets, including assets held for sale totaling $3,007, and recognized an aggregate net loss on these sales of $732. The Company is actively marketing its remaining assets held for sale.
     As part of the Company’s 2004 restructuring and divestiture program, the Company determined that assets totaling $32,789 met the criteria for held for sale classification during 2005. The assets are comprised primarily of land and buildings that are no longer being used in the Company’s operations. The Company determined that the carrying value of each asset held for sale did not exceed the estimated fair value of the asset less costs to sell and therefore did not adjust the carrying value of the asset in 2005.
     In October 2005, the Company completed the sale of a product line in its Medical Segment. The Company received gross proceeds of $10,265 and recorded a pre-tax gain on the sale of $8,989. Also during 2005, the Company sold assets, including assets held for sale totaling $12,942, and recognized an aggregate net gain on these sales of $5,234.
     During 2004, the Company sold six non-strategic businesses resulting in a net pre-tax gain of $2,733. No individual transaction resulted in a material gain or loss.
     Assets and liabilities held for sale are comprised of the following:

	2006	2005
Assets held for sale:
Accounts receivable, net	$—	$1,341
Inventories	—	47
Property, plant and equipment	10,185	14,451
Other	—	1,060

Total assets held for sale	$10,185	$16,899

Liabilities held for sale:
Accrued expenses	$—	$66

QUARTERLY DATA (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Dollars in thousands, except per share)
2006:
Revenues (1)	$599,883	$650,184	$605,525	$659,294
Gross profit (1)	179,047	196,852	180,618	198,345
Income from continuing operations before interest, taxes and minority interest	54,290	59,315	64,866	65,780
Income from continuing operations	27,541	33,983	34,696	37,194
Income from discontinued operations	1,565	2,656	1,270	525
Net income	29,106	36,639	35,966	37,719
Earnings per share—basic(2):
Income from continuing operations	$0.68	$0.84	$0.88	$0.95
Income from discontinued operations	0.04	0.07	0.03	0.01

Net income	$0.72	$0.91	$0.91	$0.97

Earnings per share—diluted(2):
Income from continuing operations	$0.68	$0.84	$0.88	$0.95
Income from discontinued operations	0.04	0.07	0.03	0.01

Net income	$0.72	$0.90	$0.91	$0.96

2005:
Revenues (1)	$594,726	$625,112	$556,036	$611,739
Gross profit (1)	169,929	187,108	161,916	175,834
Income from continuing operations before interest, taxes and minority interest	48,260	66,546	59,135	67,660
Income from continuing operations	23,634	36,901	34,162	39,498
Income (loss) from discontinued operations	15,092	(7,928)	(562)	(1,980)
Net income	38,726	28,973	33,600	37,518
Earnings (losses) per share—basic(2):
Income from continuing operations	$0.58	$0.91	$0.84	$0.98
Income (loss) from discontinued operations	0.37	(0.20)	(0.01)	(0.05)

Net income	$0.96	$0.71	$0.83	$0.93

Earnings (losses) per share—diluted(2):
Income from continuing operations	$0.58	$0.90	$0.83	$0.97
Income (loss) from discontinued operations	0.37	(0.19)	(0.01)	(0.05)

Net income	$0.95	$0.71	$0.82	$0.92

(1)	Amounts exclude the impact of the Teleflex Aerospace Manufacturing Group, automotive pedal systems business, Sermatech International business, European medical product sterilization business and small medical business, which have been presented in the Company’s consolidated financial results as discontinued operations.

(2)	The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

TELEFLEX INCORPORATED
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Balance at	Additions	Doubtful		Balance at
	Beginning	Charged to	Accounts	Translation	End of
	of Year	Income	Written Off	and Other	Year
December 31, 2006	$10,090	$4,225	$(4,018)	$(200)	$10,097
December 25, 2005	$11,296	$2,773	$(2,310)	$(1,669)	$10,090
December 26, 2004	$9,273	$3,726	$(3,697)	$1,994	$11,296
INVENTORY RESERVE

	Balance at	Additions			Balance at
	Beginning	Charged to	Inventory	Translation	End of
	of Year	Income	Write-offs	and Other	Year
December 31, 2006:
Raw materials	$20,067	$12,124	$(11,481)	$1,565	$22,275
Work-in-process	1,635	1,703	(908)	177	2,607
Finished goods	22,871	9,074	(8,413)	(1,841)	21,691

	$44,573	$22,901	$(20,802)	$(99)	$46,573

December 25, 2005:
Raw materials	$25,368	$4,836	$(9,865)	$(272)	$20,067
Work-in-process	1,660	506	(458)	(73)	1,635
Finished goods	34,248	5,187	(13,964)	(2,600)	22,871

	$61,276	$10,529	$(24,287)	$(2,945)	$44,573

December 26, 2004:
Raw materials	$15,100	$14,820	$(6,803)	$2,251	$25,368
Work-in-process	1,137	646	(37)	(86)	1,660
Finished goods	26,350	11,155	(4,251)	994	34,248

	$42,587	$26,621	$(11,091)	$3,159	$61,276